EXHIBIT 10.1

AMENDMENT NO. 1 TO LETTER OF INTENT

This Amendment No. 1 to the Letter of Intent (this “Amendment”) is entered into as of July 27, 2026, by and between ONAR Holding Corporation, a Nevada corporation (“Purchaser”), and Advertise Purple, Inc., a California corporation (the “Company”).

WHEREAS, Purchaser and the Company entered into that certain non-binding letter of intent dated March 23, 2026 (the “LOI”), which is attached hereto as Exhibit A, relating to the proposed acquisition of 100% of the equity interests of the Company by Purchaser or one of its subsidiaries (the “Transaction”);

WHEREAS, the parties desire to amend the LOI to provide for a down payment by Purchaser in connection with the Transaction, on the terms and conditions set forth herein; and

WHEREAS, the parties acknowledge that this Amendment, and specifically Sections 2 and 3 hereof, is intended to constitute a binding obligation of the parties, enforceable in accordance with its terms.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Defined Terms. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the LOI.

2. Down Payment.

a.

Payment. Upon execution of this Amendment, Purchaser shall pay to the Company the amount of $1,000,000 (the “Down Payment”), by wire transfer of immediately available funds to a bank account designated in writing by the Company.

i.

The Down Payment shall, at Closing, be credited against and applied to reduce, on a dollar-for-dollar basis, the Cash at Closing component of the Purchase Price otherwise payable by Purchaser at Closing.

ii.

The Down Payment shall be refundable to Purchaser if, and only if, each of the following conditions is satisfied: (i) Purchaser delivers written notice to the Company (a “Closing Readiness Notice”) certifying that Purchaser is ready, willing, and able to consummate the Closing in accordance with the terms of the Definitive Agreement; and (ii) any of the Company, the Seller Parties (as defined in the Definitive Agreement), or Kyle Mitnick fail to sign the Securities Purchase Agreement attached hereto as Exhibit B as-is other than filling in the execution date (the “Definitive Agreement”) and consummate the Closing within five (5) business days following the Company’s receipt of the Closing Readiness Notice. If both conditions are satisfied, then the Company shall return the Down Payment to Purchaser by wire transfer of immediately available funds to an account designated in writing by Purchaser, within three (3) business days following Purchaser's written demand therefor. In all other circumstances, including, without limitation, if Purchaser elects not to proceed with the Transaction or if the Transaction is not consummated for any reason other than the specific failure described in this Section 2(a)(ii), then the Down Payment shall be non-refundable to Purchaser and shall be retained by the Company.

b.

Binding Nature. The parties expressly agree and acknowledge that this Section 2 and the immediately following Section 3 shall constitute a binding and enforceable obligation of each of the parties, notwithstanding the non-binding nature of certain provisions of the LOI. Section 16 of the LOI is hereby amended to add this Amendment, and specifically this Section 2 and the immediately following Section 3, to the list of Binding Provisions that are binding and enforceable in accordance with their terms.

3. Termination Date.

a.

Automatic Termination. If the Definitive Agreement has not been executed and delivered by Purchaser on or before August 27, 2026 (the “Outside Date”), then the LOI and this Amendment shall automatically terminate and be of no further force or effect as of 11:59 p.m. (Eastern Time) on the Outside Date, without any further action required by any party, and without liability of any party to the other party, except as expressly set forth in Section 3(b) below. If Purchaser has executed and delivered the Definitive Agreement and all other parties thereto have also executed and delivered the Definitive Agreement on or before the Outside Date and Purchaser fails to deliver the purchase price thereunder within two business days following the delivery of the last signature thereon, then the LOI and this Amendment shall automatically terminate and be of no further force or effect as of 11:59 p.m. (Eastern Time) on such second business day.

b.

Survival of Binding Provisions Upon Termination. Notwithstanding Section 3(a), the following provisions shall survive any termination of the LOI and this Amendment pursuant to this Section 3 and shall remain binding and enforceable in accordance with their terms:

	i.	The right of Purchaser to be refunded the Down Payment from the Company as set forth in Section 2(a)(ii) hereof;

	ii.	The right of the Company to retain the Down Payment as set forth in Section 2(a)(ii) hereof; and

	iii.	All other Binding Provisions identified in Section 16 of the LOI that by their terms survive termination.

c.

Supersession of Prior Termination Provisions. This Section 3 supersedes and replaces, in its entirety, any prior understanding, arrangement, or provision relating to the termination date, expiration, or lapse of the LOI and this Amendment.

4. Amendments to the LOI.

a.

Section 14 (Legal Reimbursement) of the LOI is hereby deleted in its entirety and shall be of no further force or effect, replaced in its entirety with the words “Intentionally Omitted”. Neither party shall have any obligation to pay, nor any right to receive, any Legal Reimbursement Amount (as defined in Section 14 of the LOI as in effect immediately prior to this Amendment) under any circumstances.

b.

Section 13 of the LOI is hereby amended to delete the phrase “subject to Section 14 below” in its entirety, so that Section 13 shall read in its entirety as follows: “Each party shall be responsible for its own legal fees and expenses incurred in connection with this Letter and the Transaction.”

c.	Section 16 of the LOI is hereby amended to delete the reference to “14” from the enumeration of Binding Provisions, so that Section 14 is no longer designated as a Binding Provision.

d.	Section 11 of the LOI is hereby amended to add the following sentence to the end: “Notwithstanding the foregoing, the Exclusivity Expiration Date shall be the Outside Date.”

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5. Effect on LOI. Except as expressly modified by this Amendment, all terms and conditions of the LOI shall remain in full force and effect and are hereby ratified and confirmed in their entirety. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the LOI, the terms of this Amendment shall govern and control.

6. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule.

7. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Execution and delivery may be effected by electronic signature and transmission (including via PDF or other electronic format), which shall be deemed valid and binding for all purposes.

8. Entire Agreement. This Amendment, together with the LOI (as amended hereby), constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, representations, warranties, and understandings of the parties with respect to such subject matter.

[Signature Page follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

ONAR HOLDING CORPORATION

By: /s/ Claude Zdanow

Name: Claude Zdanow

Title: Chief Executive Officer

ADVERTISE PURPLE, INC.

By: /s/ Jonathan Moisan

Name: Jonathan Moisan

Title: Chief Executive Officer

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Exhibit A

LOI

See attached.

EXHIBIT A

March 23, 2026

Advertise Purple, Inc.

c/o Michael Petsky, Managing Partner

Woodland Park Capital Advisors

Re: Letter of Intent | ONAR – Advertise Purple Transaction

Dear Mr. Petsky:

This non-binding letter of intent (this “Letter”) is intended to summarize the principal terms of a proposal being considered by ONAR Holding Corporation (“ONAR”) regarding the potential acquisition (the “Transaction”) of 100% of the equity interests of Advertise Purple, Inc. (“Advertise Purple” or the “Company”) by ONAR or one of its subsidiaries (“Purchaser”) from the equity holders of the Company (collectively, “Seller”) (whether through share purchase, merger or otherwise). Purchaser will work with the Company to seek a mutually satisfactory transaction structure that is tax efficient for Seller. Except for the provisions expressly stated to be binding, this Letter is non-binding and is intended solely as a basis for further discussion. The consummation of the Transaction is subject to the negotiation and execution of a mutually acceptable definitive stock purchase agreement (the “Definitive Agreement”).

1) Disclosure. This Letter and all discussions between the parties related to the Transaction shall be considered Confidential Information, as defined and protected under the Non-Disclosure Agreement between the parties (the “NDA”), which shall remain in full force and effect in accordance with its terms. In addition, Seller, the Company, and their respective affiliates who are made aware of the Transaction shall not engage in any transactions involving ONAR stock (OTCQB:ONAR) until the earlier of (i) public disclosure of the Transaction by ONAR or (ii) termination of discussions regarding the Transaction. Seller and the Company shall ensure that any such persons are made aware of and agree to comply with this restriction to the extent legally permissible.

2) Purchase Price and Form of Consideration. Subject to the terms and the satisfaction of the conditions described in the Definitive Agreement, at the closing of the Transaction (the “Closing”), Purchaser will acquire 100% of the equity interests of the Company, on a cash-free, debt-free, normalized working capital basis, for the consideration and on the terms and conditions described below:

a) The Purchase Price will be up to $27,500,000 (plus applicable interest payable on the Seller Unsecured Note), consisting of the following components:

i) Cash at Closing ($12,500,000):

(1) $12,500,000 in cash, paid at Closing.

ii) Seller Unsecured Note ($7,000,000):

(1) Principal Amount: $7,000,000.

(2) Term: Thirty-six (36) months from the Closing Date.

(3) Interest Rate: 8.0% per annum.

(4) Payment Schedule: Interest-only payments shall be due and payable on a quarterly basis (beginning three (3) months after the Closing) during the thirty-six (36) month term. The entire outstanding principal balance shall be due and payable as a balloon payment on the maturity date (i.e., the thirty-six (36) month anniversary of the Closing Date).

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(5) Subordination: The Seller Unsecured Note shall be unsecured and explicitly subordinated in right of payment and priority to all of Purchaser’s existing and future senior lender facilities and shall contain customary subordination provisions as required by Purchaser’s senior lender.

iii) Performance Earn-Out (up to $8,000,000):

(1) Structure: Seller shall be eligible to receive up to $8,000,000 in aggregate earn-out payments (the “Earn-Out”) contingent upon the Company achieving specific profitability targets during the thirty-six (36) month period following the Closing, as set forth below.

(2) Payout Schedule: Up to $2,000,000 shall be achievable in Year 1 (the twelve (12) month period following the Closing), up to $3,000,000 shall be achievable in Year 2 (the twelve (12) to twenty-four (24) month period following the Closing), and up to $3,000,000 shall be achievable in Year 3 (the twenty-four (24) to thirty-six (36) month period following the Closing), based on the achievement of Gross Profit targets to be mutually agreed upon and set forth in the Definitive Agreement. For purposes of the Earn-Out, “Gross Profit” shall be defined as net revenue minus direct costs of services (including but not limited to media costs, affiliate commissions, and production costs), and shall include any affiliate marketing revenue earned by Purchaser following the Closing (including from any new clients) that is attributable to the Company’s business and/or personnel.

(3) Form of Payment: Any achieved Earn-Out payments shall be paid entirely in cash, within thirty (30) days of final determination.

(4) Covenants: During the Earn-Out period, Purchaser shall have the sole and absolute discretion to operate the Company with regard to all matters; provided, however, that from the Closing through the Earn-Out period, Purchaser shall operate the Company as a separate, standalone entity with independent books and records, refrain from diverting its existing business or preventing new business opportunities, and avoid taking actions, directly or indirectly, reasonably expected to circumvent or reduce the Earn-Out. Any disputes regarding the calculation or payment of Earn-Out amounts shall be resolved through the dispute resolution procedures to be set forth in the Definitive Agreement.

b) Financial Conditions: The Transaction shall be structured on a cash-free, debt-free, normalized working capital basis, with the following terms:

(i) Cash-Free / Debt-Free: Seller shall retain all pre-closing cash balances, other than “restricted cash” (e.g., prepaid revenue) which shall remain in the Company (for the avoidance of doubt, restricted cash shall not increase the Purchase Price). Seller shall settle all pre-Closing funded debt obligations prior to or at Closing.

(ii) Net Working Capital: The Purchase Price assumes a net working capital (“NWC”) target to be negotiated and agreed during diligence (the “NWC Peg”) to be delivered at Closing. Any deviation from the NWC Peg will increase (to the extent that the estimated NWC at Closing is greater than the NWC Peg) or decrease (to the extent that the estimated NWC at Closing is less than the NWC Peg) the Purchase Price on a dollar-for-dollar basis, subject to a customary postClosing true-up adjustment mechanism, the procedures for which shall be detailed in the Definitive Agreement.

3) Public Disclosure. In the event the Transaction is consummated, Purchaser will make a public disclosure with respect to the Transaction. The initial press release shall be made by Purchaser, and Seller shall have an opportunity to review and provide comments, which Purchaser shall consider in good faith. Other than Seller’s opportunity to review and provide comments, Seller shall not issue any separate press release or make any other public announcement with respect to the Transaction.

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4) Offer Letters and Restrictive Covenants.

a) Offer Letters: As a condition to Closing, each of Jonathan Moisan, Rowland Hazard, and such other key leadership personnel as Purchaser may identify during due diligence shall execute offer letters from the Company (or Purchaser) on terms to be determined based on the results of due diligence and by mutual agreement of the parties. The specific terms of such offer letters, including title, compensation, responsibilities, and employment duration shall be negotiated in good faith and finalized prior to or concurrent with Closing. The offer letters will contain customary confidentiality, non-competition, nonsolicitation, and invention assignment provisions.

b) Restrictive Covenants: Each Seller shall be subject to customary non-competition, non-solicitation, non-hire and non-interference covenants for a period of four (4) years following the Closing. The restricted territory shall be defined as the United States and competing business shall be defined as any person engaged in the business of digital marketing or generating customer leads, traffic, referrals, or sales for third parties through online promotional or advertising activities in exchange for commissions, referral fees, fixed fees, subscription fees, any other fees and/or revenue sharing, including any revenue generated from digital marketing, affiliate marketing or related services.

5) Representations and Warranties; PCAOB Audit. Seller and the Company shall make customary representations and warranties, including but not limited to the following: organization, authority, enforceability, no conflicts, capitalization, financial statements, no undisclosed liabilities, absence of changes, sufficiency and title to assets, accounts receivable, contracts, compliance with laws, legal proceedings, taxes, employment matters, employee benefit plans, intellectual property, data privacy, real property, clients and suppliers (including client concentration disclosures), affiliate transactions and no brokers.

After the Closing, Purchaser and its representatives will audit the Company’s financial statements for fiscal years 2024 and 2025, and any required interim periods, as necessary in accordance with the standards of the Public Company Accounting Oversight Board for ONAR’s SEC reporting obligations (the “PCAOB Audit”). Seller will provide reasonable cooperation as requested by Purchaser to facilitate the PCAOB Audit.

6) Indemnification. Seller shall indemnify, defend, and hold harmless Purchaser from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of, in connection with or relating to the following, which such indemnification obligations shall be subject to certain limitations to be set forth in the Definitive Agreement:

a) any inaccuracy or breach of a representation or warranty by any Seller or with respect to the Company;

b) any breach of any covenant or agreement by any Seller or the Company;

c) pre-Closing taxes;

d) fraud (the definition of which will be as set forth in the Definitive Agreement) by any Seller or the Company;

e) any indebtedness (the definition of which will be as set forth in the Definitive Agreement) or any Seller or Company transaction expenses that remain unpaid following the Closing; or

f) any agreed additional specific indemnities subject to due diligence.

Survival: Representations and warranties shall survive the Closing for a period of fifteen (15) months, except for (i) Fundamental Representations, which shall survive the Closing for a period of six (6) years and (ii) representations and warranties relating to taxes and employee benefits matters, which shall survive the Closing for the applicable statute of limitations period plus 90 days. “Fundamental Representations” are those representations and warranties relating to organization, enforceability, authority, no conflicts (with respect to organizational documents), capitalization, affiliate transactions, and no brokers. Covenants shall survive in accordance with their terms.

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For the avoidance of doubt, the parties acknowledge and agree that (x) the Transaction shall not involve the procurement of any representation and warranty insurance policy, and (y) there shall be no cash escrow holdback from the Closing consideration. Seller’s indemnification obligations under this Section 6 shall constitute the sole and exclusive post-Closing remedy of Purchaser (other than claims for fraud, intentional or willful breach or, with respect to breach of covenants, injunctive relief) and shall be supported by the Right of Set-Off described in Section 7 below.

7) Right of Set-Off. Because the Transaction does not include any cash escrow or holdback mechanism, Purchaser shall have the absolute and unconditional right to withhold and set off, on a dollar-for-dollar basis, any amounts to which Purchaser is entitled pursuant to Seller’s indemnification obligations under Section 6, or any amounts arising from a net working capital deficit pursuant to the post-Closing true-up under Section 2(b)(ii), directly against (a) any outstanding principal and/or accrued interest under the Seller Unsecured Note and (b) any Earn-Out payments. If Purchaser believes in good faith that it has a claim against Seller, Purchaser may defer making payment of amounts otherwise due to Seller (whether under the Seller Unsecured Note, the Earn-Out, or otherwise) up to the amount of Purchaser’s claim, until the resolution of such claim. Purchaser shall provide Seller with written notice prior to any set-off.

8) Financing Status. Purchaser has access to financing for the Transaction through its existing credit facilities and capital commitments. The Transaction is not subject to a financing contingency, and Purchaser acknowledges and agrees that it shall remain obligated to consummate the Transaction in accordance with the terms of the Definitive Agreement regardless of which such financing is ultimately used, subject to the satisfaction of all other conditions precedent.

9) Due Diligence. Purchaser looks forward to continuing to progress its due diligence, which will include completion of financial, business, tax, accounting, and legal due diligence. From the date of this Letter until the earlier of the Closing or the termination of this Letter, Seller and the Company shall provide Purchaser and its advisors and representatives with reasonable access, during normal business hours and upon reasonable notice, to the Company’s financial, legal, operational, and other records, documents, and properties, including access to key personnel, as reasonably requested by Purchaser for the purpose of conducting due diligence. All information provided in connection with such due diligence shall be subject to the terms of the NDA.

10) Contact Information. If you have any questions with respect to the terms of this Letter, please contact:

ONAR Holding Corporation

990 Biscayne Blvd, 5th Floor

Miami, FL 33136

Attention: Mr. Claude Zdanow, Chief Executive Officer

Email: [***]

With a copy to:

Will Chuchawat

Co-Leader of M&A BakerHostetler

1900 Avenue of the Stars | Suite 2700

Los Angeles, CA 90067-4508 [***]

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11) Exclusivity. Until the earlier of (i) ninety (90) days from the signing of this Letter (subject to the proviso below) or (ii) the date on which Purchaser, Seller and the Company enter into the Definitive Agreement (such earlier date, the “Exclusivity Expiration Date”), the Company, Seller and any representative or affiliate of the Company or any Seller shall not, directly or indirectly: (a) enter into any agreement with any third party relating to any Acquisition Proposal; (b) engage in any discussions or negotiations with any third party relating to any Acquisition Proposal; (c) provide any information regarding the Company to any third party in connection with an Acquisition Proposal; or (d) solicit or encourage the submission of any Acquisition Proposal; provided, however, that the time period in clause (i) of this Section 11 may be extended for two additional consecutive fifteen (15)-day periods, each by mutual written agreement of the parties (and such date, as so extended, shall be the Exclusivity Expiration Date) (provided that failure to extend shall not constitute a termination for purposes of Section 14). “Acquisition Proposal” means any acquisition, merger, tender offer, consolidation, share exchange, recapitalization, liquidation, dissolution, or other business combination directly or indirectly involving the Company, or any direct or indirect sale or other transfer of equity securities of the Company or the assets, business or properties of the Company. The Company represents that it is neither party to, nor bound by, any agreement with respect to an Acquisition Proposal other than this Letter. The Company and Seller shall promptly (and in any event within 48 hours) notify Purchaser in writing of any Acquisition Proposal received, including the identity of the third party and the material terms of such proposal. The parties acknowledge that any breach of this Section 11 would cause irreparable harm to Purchaser for which monetary damages may be inadequate, and Purchaser shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any such breach.

12) Closing Target. The parties shall use commercially reasonable efforts to target a closing date (the “Closing Date”) of sixty (60) to ninety (90) days from the mutual execution of this Letter.

13) Legal & Advisor Fees. Each party shall be responsible for its own legal fees and expenses incurred in connection with this Letter and the Transaction, subject to Section 14 below.

14) Legal Reimbursement. In the event that either party terminates this Letter prior to the Exclusivity Expiration Date, then the terminating party shall pay to the non-terminating party an amount equal to such non-terminating party’s outside counsel’s documented legal fees associated with documenting and negotiating the Transaction, which amount shall be capped at $75,000 (the “Legal Reimbursement Amount”). Notwithstanding the foregoing, (a) no Legal Reimbursement Amount shall be due, owing or payable by any party in the event that this Letter is terminated, or the Transaction is abandoned, by mutual written agreement of the parties, and (b) no Legal Reimbursement Amount shall be due, owing or payable by any party in the event that this Letter is terminated, or the Transaction is abandoned, by Purchaser as a result of a material and adverse finding relating to the business, operations, financial condition, or prospects of the Company that is discovered by Purchaser during due diligence. In the event the Legal Reimbursement Amount is due, owing and payable in accordance with this Section 14, then the Legal Reimbursement Amount shall be paid by the terminating party by wire transfer of immediately available funds to an account designated in writing by the non-terminating party within 30 days after such terminating party terminates this Letter or otherwise determines not to proceed with the Transaction. The non-terminating party’s right to receive the Legal Reimbursement Amount, to the extent payable in accordance with this Section 14, shall constitute the non-terminating party’s sole and exclusive remedy against the terminating party with respect to a party terminating this Letter or otherwise determining not to proceed with the Transaction.

15) Definitive Agreement. As soon as reasonably practicable after the execution of this Letter (but no later than fourteen (14) days after the execution of this Letter by the Company), Purchaser’s counsel will provide a draft of the definitive purchase agreement (the “Definitive Agreement”) relating to the Transaction. The Definitive Agreement shall reflect the terms summarized in this Letter and such other provisions as are customary for transactions of this nature.

16) Binding Provisions. This Letter constitutes a non-binding expression of intent with respect to the Transaction, except that the provisions set forth in Sections 1, 9, 11, 13, 14, 15, 16, 17, 18 and 19 (the “Binding Provisions”) shall be binding and enforceable in accordance with their terms. This Letter does not set forth all the matters upon which agreement must be reached in order for the Transaction to be consummated. No party shall be under any legal obligation with respect to the Transaction unless and until a Definitive Agreement is executed.

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17) Termination. This Letter shall automatically terminate and be of no further force or effect as of the Exclusivity Expiration Date. Notwithstanding any such termination, the Binding Provisions shall survive and remain in full force and effect in accordance with their terms.

18) Expiration Date; Signature. This Letter will remain in effect until 5:00 p.m. Eastern Time on the 7th calendar day following its delivery by Purchaser (the “Expiration Date”) and shall be deemed withdrawn if not duly countersigned by the Company and Seller and returned to the Purchaser by the Expiration Date. Execution and delivery may be effected by electronic signature and transmission (including via PDF or other electronic format), which shall be deemed valid and binding for all purposes.

19) Governing Law. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE.

If you are in agreement with the terms set forth above and desire to proceed with the proposed Transaction, please sign this Letter in the space provided below and return an executed copy to the attention of Mr. Claude Zdanow at the address indicated herein.

Sincerely,

ONAR HOLDING CORPORATION

By: /s/ Claude Zdanow

Name: Claude Zdanow

Title: Chief Executive Officer

AGREED TO AND ACCEPTED

This 25th day of March 2026

ADVERTISE PURPLE, INC.

By: /s/ Jonathan Moisan

Name: Jonathan Moisan

Title: Chief Executive Officer

SELLER

By: /s/ Jonathan Moisan

Name: Jonathan Moisan

Title:

6

Exhibit B

Definitive Agreement

See attached.

EXHIBIT B

Execution Version

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

ONAR, LLC,

ADVERTISE PURPLE LLC,

SELLER PARTIES (as defined herein)

AND

CERTAIN OTHER PARTIES HERETO

Dated as of August __, 2026

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ARTICLE 5 POST-CLOSING COVENANTS.		26

5.1	Tax Matters.	26
5.2	Books and Records.	28
5.3	Employee Matters.	28
5.4	Confidentiality.	29
5.5	Restrictive Covenants.	30
5.6	PCAOB Audit	31
5.7	Parent Guarantee.	31
5.8	Kyle Mitnick Guarantee.	31
5.9	Employee Transaction Bonuses; Justin Bayat Payment	32
5.10	Further Assurances.	33

ARTICLE 6 INDEMNIFICATION; REMEDIES.		33

6.1	Survival	33
6.2	Indemnification by Seller	34
6.3	Indemnification by Buyer	34
6.4	Third Party Claims.	34
6.5	Direct Claims.	36
6.6	Limitations; Losses; Effect on Indemnity.	36
6.7	Mitigation.	37
6.8	Manner of Payment	37
6.9	Set Off Rights; Order of Recovery.	38
6.10	No Circular Recovery.	38
6.11	Exclusive Remedies	38

ARTICLE 7 GENERAL PROVISIONS.		38

7.1	Entire Agreement and Modification.	38
7.2	Notices.	39
7.3	Enforcement of Agreement	40
7.4	Modifications; Waiver; Remedies Cumulative.	40
7.5	Expenses	40
7.6	Public Announcements.	40
7.7	Assignments, Successors and No Third Party Rights.	40
7.8	Severability.	41
7.9	Governing Law..	41
7.10	Arbitration.	41
7.11	Jurisdiction; Venue.	41
7.12	Attorneys’ Fees	41
7.13	Time of Essence.	42
7.14	No Recourse.	42
7.15	Execution of Agreement	42
7.16	Release.	42
7.17	Disclosure Schedule.	43
7.18	Estimated Closing Statement	43

ARTICLE 8 DEFINITIONS AND USAGE.		43

8.1	Definitions.	43
8.2	Construction.	51

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SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of August __, 2026, is entered into by and among (i) ONAR, LLC, a Delaware limited liability company (“Buyer”), (ii) Advertise Purple LLC, a California limited liability company and successor-by-conversion to Advertise Purple, a California corporation (the “Company” and prior to the conversion, the “Pre-Conversion Company”), (iii) Advertise Purple Holdings Inc., a newly-formed California corporation (“Seller”), (iv) the Persons listed on Schedule 1 attached hereto (each, a “Seller Owner” and together, “Seller Owners” and, together with Seller, “Seller Parties”), (v) solely for purposes of Section 5.4, Section 5.5, Section 5.8, Section 6.9 and Article 7, Kyle Mitnick, an individual (“Kyle Mitnick”), and (vi) solely for purposes of Section 5.7 and Article 7, ONAR Holding Corporation, a Nevada corporation (“Parent Guarantor”). Buyer, the Company, Seller Parties, Kyle Mitnick (solely for purposes of Section 5.4, Section 5.5, Section 5.8, Section 6.9 and Article 7) and Parent Guarantor (solely for purposes of Section 5.7 and Article 7) are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Section 8.1 contains definitions of certain terms used in this Agreement that are not otherwise defined in this Agreement.

RECITALS

A. The Company is engaged in the business of performance-based marketing through affiliate networks, publisher relationships, cost per acquisition and revenue-share arrangements, tracking and attribution services (the “Business”).

B. At least three (3) Business Days prior to the Closing Date, the following occurred in sequence: (1) Seller Owners formed Seller, (2) Seller Owners contributed all of the issued and outstanding shares of stock of the Pre-Conversion Company to Seller in exchange for all of the outstanding equity interests of Seller (the “Contribution”) and, as a result, Seller Owners own all of the outstanding equity interests of Seller, and Seller owns all of the outstanding shares of stock of the Pre-Conversion Company, and (3) effective as of the date of the Contribution, Seller filed an election pursuant to Section 1361(b)(3)(B)(ii) of the Code to treat the Pre-Conversion Company as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (steps (1), (2) and (3), collectively, the “F Reorganization”).

C. At least one (1) day prior to the Closing Date and at least one (1) Business Day after delivery confirmation of the election pursuant to Section 1361(b)(3)(B)(ii) of the Code, Seller caused the Pre-Conversion Company to convert from a California corporation into a California limited liability company (the “Conversion” and together with the F Reorganization, the “Pre-Closing Reorganization”). For purposes of clarification, all references to the “Company” in this Agreement, unless specified otherwise, shall mean the pre-Conversion entity with respect to the period prior to the Conversion and the post-Conversion entity with respect to the period from and after the Conversion.

D. After giving effect to the Pre-Closing Reorganization and as of immediately prior to the Closing, Seller Owners collectively own all of the outstanding equity interests of Seller, and Seller owns all of the outstanding equity interests of the Company (all such outstanding equity interests of the Company, the “Company Securities”).

E. Seller desires to sell, and Buyer desires to purchase, the Company Securities for the consideration and on the terms set forth in this Agreement.

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AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE; PURCHASE PRICE

1.1 Purchase and Sale of the Company Securities. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver the Company Securities to Buyer free and clear of all Encumbrances (other than Encumbrances on transfer imposed under applicable securities laws), and Buyer shall purchase the Company Securities from Seller.

1.2 Purchase Price. As the sole consideration for the Company Securities and for Seller Parties’ other obligations set forth in this Agreement, Buyer shall pay the purchase price (the “Purchase Price”), subject to adjustment as set forth in Section 1.3, consisting of the following components:

(a) twelve million seven hundred thousand dollars ($12,700,000) in cash (the “Cash Consideration”), which shall be payable in accordance with Section 2.2(b);

(b) seven million dollars ($7,000,000), in the form of an unsecured promissory note (the “Seller Unsecured Note”), in substantially the form attached hereto as Exhibit A, plus applicable interest payable on the Seller Unsecured Note; and

(c) the Earnout Payments, if any, up to an aggregate amount of eight million dollars ($8,000,000), in accordance with Section 1.4.

1.3 Purchase Price Adjustment.

(a) Estimated Closing Statement. On or before a date not less than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) that includes the following: (i) an estimated balance sheet for the Company as of the Effective Time, and (ii) Seller’s good faith estimated calculation of the Closing Cash Payment, which shall include in reasonable detail Seller’s good faith estimated calculation, as of the Effective Time, of: (A) the Working Capital (the “Estimated Working Capital”) and the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital (the “Estimated Working Capital Surplus”) or the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital (the “Estimated Working Capital Deficit”), (B) the amount of Closing Cash (the “Estimated Closing Cash”) and the amount, if any, by which the Estimated Closing Cash exceeds the Minimum Cash Requirement (the “Estimated Closing Cash Surplus”) or the amount, if any, by which the Estimated Closing Cash is less than the Minimum Cash Requirement (the “Estimated Closing Cash Deficit”), (C) the amount of Closing Indebtedness (the “Estimated Closing Indebtedness”) and (D) the amount of Closing Company Transaction Expenses (the “Estimated Closing Company Transaction Expenses”). The Estimated Closing Statement shall be prepared in accordance with the Accounting Principles.

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(b) Buyer Closing Statement. Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Buyer Closing Statement”) that includes the following: (i) a balance sheet for the Company as of the Effective Time, and (ii) Buyer’s good faith calculation of the Closing Cash Payment, which shall include in reasonable detail Buyer’s good faith calculation, as of the Effective Time, of: (A) the Working Capital and the amount, if any, by which the Working Capital exceeds the Estimated Working Capital (the “Working Capital Surplus”) or the amount, if any, by which the Working Capital is less than the Estimated Working Capital (the “Working Capital Deficit”), (B) the amount of Closing Cash and the amount, if any, by which the Closing Cash exceeds the Estimated Closing Cash (the “Closing Cash Surplus”) or the amount, if any, by which the Closing Cash is less than the Estimated Closing Cash (the “Closing Cash Deficit”), (C) the amount of Closing Indebtedness and (D) the amount of Closing Company Transaction Expenses. The Buyer Closing Statement shall be prepared in accordance with the Accounting Principles.

(c) Disagreement. If Seller disagrees with any portion of the Buyer Closing Statement, then Seller shall notify Buyer in writing of such disagreement within thirty (30) days after delivery of the Buyer Closing Statement (the “Review Period”), which notice (the “Dispute Notice”) shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide the reasonable basis for such disagreement. During the Review Period, Buyer shall provide Seller and its Representatives, upon request, reasonable access (including by electronic delivery) to supporting documentation, calculations, personnel of Buyer and the relevant books and records relating to the preparation of the Buyer Closing Statement solely for the purpose of assisting Seller and its Representatives in its review of the Buyer Closing Statement and the calculations contained therein. After the end of the Review Period, Seller may not introduce additional disagreements with respect to any item in the Buyer Closing Statement, and any item not so identified in the Dispute Notice shall be deemed to be agreed to by Seller and will be final and binding on Seller. Unless Seller delivers a Dispute Notice to Buyer within the Review Period, Seller will be deemed to have accepted and agreed to the Buyer Closing Statement, including the calculations contained therein.

(d) Resolution Process. Buyer and Seller will negotiate in good faith to resolve all disagreements identified in the Dispute Notice within thirty (30) days after delivery to Buyer of the Dispute Notice (or such longer period as they may mutually agree) (the “Resolution Period”). If Buyer and Seller do not resolve all disagreements in the Dispute Notice before the end of the Resolution Period, then such disagreements that remain unresolved shall be submitted for final and binding resolution to an Accounting Firm to resolve such disagreements (the “Accounting Expert”). The Accounting Expert shall be an Accounting Firm selected by mutual agreement of Buyer and Seller; provided, however, that (i) if, within fifteen (15) days after the end of the Resolution Period, such parties are unable to agree on an Accounting Firm to act as the Accounting Expert, then Buyer and Seller shall each select an Accounting Firm and such firms together shall select the Accounting Firm to act as the Accounting Expert, and (ii) if any party does not select an Accounting Firm within ten (10) days of written demand therefor by the other party, then the Accounting Firm selected by the other party shall act as the Accounting Expert. Buyer and Seller shall be permitted to present a supporting brief to the Accounting Expert (which supporting brief shall also be concurrently provided to the other party) within ten (10) days of the appointment of the Accounting Expert. Within five (5) days of receipt of a supporting brief, the receiving party may present a responsive brief to the Accounting Expert (which responsive brief shall also be concurrently provided to the other party). Each presenting party may make an oral presentation to the Accounting Expert (in which case, such presenting party shall notify the other party of such presentation, and the other party shall have the right to be present at such presentation) within twenty (20) days of the appointment of the Accounting Expert. The Accounting Expert shall only consider the briefs and oral presentations of the parties, shall not conduct any independent review, and shall act solely as an expert and not an arbitrator in determining those items and amounts disputed by the parties. The Accounting Expert must resolve the disputed items in accordance with the terms and provisions of this Section 1.3 and the definitions set forth in this Agreement and shall make whatever determination of each disputed item that it deems to be the most consistent with the terms of this Agreement; provided, that no such determination as to any item will be more favorable to Buyer than that proposed by Buyer or more favorable to Seller than that proposed by Seller; provided, further, that the Accounting Expert shall have no authority to resolve any dispute regarding the interpretation of any provision of this Agreement. The Accounting Expert shall deliver to Buyer and Seller, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The determination of the Accounting Expert shall be final and binding on the Parties, absent manifest error or fraud. All fees of the Accounting Expert shall be allocated between Buyer and Seller such that the amount paid by Seller bears the same proportion that the aggregate dollar amount unsuccessfully disputed by Seller bears to the total dollar amount of the disputed items that were submitted for resolution to the Accounting Expert, and Buyer shall pay the balance. For purposes of illustration only, if the Working Capital is disputed to be $1,000 by Seller and $900 by Buyer and is determined by the Accounting Expert to be $960, then Seller would bear forty percent (40%) of the fees of the Accounting Expert and Buyer would bear sixty percent (60%) because the amount disputed was $100 and the amount unsuccessfully disputed by Seller was $40.

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(e) Final Resolution. The Working Capital, Working Capital Surplus or Working Capital Deficit (as applicable), Closing Cash, Closing Cash Surplus or Closing Cash Deficit (as applicable), Closing Indebtedness and Closing Company Transaction Expenses, each either as set forth in the Buyer Closing Statement (as agreed by Seller and Buyer in accordance with Section 1.3(c) if the Buyer Closing Statement is not referred to the Accounting Expert), or as finally determined by the Accounting Expert in accordance with Section 1.3(d), are referred to herein as the “Final Working Capital”, “Final Working Capital Surplus” or “Final Working Capital Deficit” (as applicable), “Final Closing Cash”, “Final Closing Cash Surplus” or “Final Closing Cash Deficit” (as applicable), “Final Closing Indebtedness”, and “Final Closing Company Transaction Expenses”, respectively.

(f) Adjustment.

(i) If, based on the Final Working Capital, there is a Final Working Capital Deficit, then Seller shall pay (or cause to be paid) to Buyer the amount of the difference between the Estimated Working Capital and the Final Working Capital. If, based on the Final Working Capital, there is a Final Working Capital Surplus, then Buyer shall pay (or cause to be paid) to Seller the amount of the difference between the Final Working Capital and the Estimated Working Capital.

(ii) If, based on the Final Closing Cash, there is a Final Closing Cash Deficit, then Seller shall pay (or cause to be paid) to Buyer the amount of the difference between the Estimated Closing Cash and the Final Closing Cash. If, based on the Final Closing Cash, there is a Final Closing Cash Surplus, then Buyer shall pay (or cause to be paid) to Seller the amount of the difference between the Final Closing Cash and the Estimated Closing Cash.

(iii) If the Final Closing Indebtedness is more than the Estimated Closing Indebtedness, then Seller shall pay (or cause to be paid) to Buyer the amount of such excess. If the Final Closing Indebtedness is less than the Estimated Closing Indebtedness, then Buyer shall pay (or cause to be paid) to Seller the amount of such difference.

(iv) If the Final Closing Company Transaction Expenses are more than the Estimated Closing Company Transaction Expenses, then Seller shall pay (or cause to be paid) to Buyer the amount of such excess. If the Final Closing Company Transaction Expenses are less than the Estimated Closing Company Transaction Expenses, then Buyer shall pay (or cause to be paid) to Seller the amount of such difference.

(v) Buyer shall pay (or cause to be paid) to Seller one hundred thousand dollars ($100,000) in cash.

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(vi) Any amounts required to be paid under Sections 1.3(f)(i) through 1.3(f)(v) shall be determined by netting the amounts payable thereunder. If the resulting net amount is owed by Buyer to Seller, subject to Section 5.9, Buyer shall pay (or cause to be paid) such amount by wire transfer of immediately available funds to the account(s) designated in writing by Seller within five (5) Business Days after the final resolution of the Final Working Capital, Final Closing Cash, Final Closing Indebtedness and Final Closing Company Transaction Expenses. If the resulting net amount is owed by Seller to Buyer, Buyer shall recover such amount by set off against the Seller Unsecured Note in accordance with Section 6.9 and, to the extent the Seller Unsecured Note has been fully set off, then against the next successive recovery mechanism(s) in accordance with Section 6.9.

 1.4 Earnout.

(a) Certain Definitions. For the purpose of this Section 1.4, the following terms shall have the following meanings:

(i) “Earnout 1 Measurement Period” means the period from and including September 1, 2026 through and including August 31, 2027.

(ii) “Earnout 2 Measurement Period” means the period from and including September 1, 2027 through and including August 31, 2028.

(iii) “Earnout 3 Measurement Period” means the period from and including September 1, 2028 through and including August 31, 2029.

(iv) “Gross Profit” means revenue of the Company minus direct costs of providing the services to customers, including third party media costs, affiliate network fees, and third party affiliate commissions actually paid, but excluding any overhead, intercompany charges, management fees, or other similar costs or expenses; and shall further include all affiliate marketing revenue earned by Buyer following the Closing (including, for the avoidance of doubt, revenue from any existing Buyer client, Company client and/or any new client) that is in any way connected to, attributable to, or arising from any customer relationship managed, sourced, introduced, or serviced by Company Employees or through Company-managed accounts or systems.

(v) “Measurement Period” means each of Earnout 1 Measurement Period, Earnout 2 Measurement Period and Earnout 3 Measurement Period, as applicable.

(b) Determination of Gross Profit.

(i) Within thirty (30) days following the end of each Measurement Period, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Gross Profit for the applicable Measurement Period and the applicable Earnout Payment, if any (each, a “Gross Profit Statement”). The Gross Profit Statements and each element contained therein shall be prepared in a manner consistent with this Agreement and shall be accompanied by reasonable supporting documentation.

(ii) During the thirty (30)-day period following delivery of each Gross Profit Statement (each, an “Earnout Review Period”), to the extent requested by Seller by written notice to Buyer, Buyer shall provide Seller and its representatives copies of such additional accounting and other records of the Company used in preparing such Gross Profit Statement as Seller may reasonably request to evaluate the accuracy of the items included in such Gross Profit Statement.

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(iii) If Seller disagrees with the determination of Gross Profit as shown on a Gross Profit Statement, then Seller shall notify Buyer in writing of such disagreement during the applicable Earnout Review Period, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement. After the end of such Earnout Review Period, Seller may not introduce additional disagreements with respect to any item in such Gross Profit Statement, and any item not so timely identified shall be deemed to be agreed to by Seller and will be final and binding on Seller. Unless Seller delivers such written notice of disagreement to Buyer within such thirty (30)-day period, Seller will be deemed to have accepted and agreed to such Gross Profit Statement, including the calculations contained therein.

(iv) If Buyer and Seller do not resolve all disagreements properly identified by Seller pursuant to Section 1.4 (b)(iii) within thirty (30) days after the Earnout Review Period, then such disagreements shall be submitted for final and binding resolution to the Accounting Expert, to resolve any such disagreement in the same manner as set forth in Section 1.3(d), which terms and provisions shall apply mutatis mutandis to this Section 1.4.

(c) Earnout Payment.

(i) Upon final determination of Gross Profit for the applicable Measurement Period either as set forth in a Gross Profit Statement (as agreed by Seller and Buyer in accordance with Section 1.4(b)(iii) if such Gross Profit Statement is not referred to the Accounting Expert), or as finally determined by the Accounting Expert in accordance with Section 1.4(b)(iv), amounts equal to the following shall be paid to Seller, subject to Section 5.9, as provided in Section 1.4(c)(ii):

(A) $2,000,000 if Gross Profit for Earnout 1 Measurement Period equals or exceeds $15,500,000; provided, that if Gross Profit for Earnout 1 Measurement Period is more than $13,500,000 but less than $15,500,000, then an amount equal to the following shall be due and payable: (x) $2,000,000 multiplied by (y) a fraction, the numerator of which is the amount of Gross Profit in excess of $13,500,000 and the denominator of which is $2,000,000; provided, further, that no amount shall be due or payable for Earnout 1 Measurement Period if Gross Profit for Earnout 1 Measurement Period is equal to or less than $13,500,000;

(B) $3,000,000 if Gross Profit for Earnout 2 Measurement Period equals or exceeds $21,000,000; provided, that if Gross Profit for Earnout 2 Measurement Period is more than $19,000,000 but less than $21,000,000, then an amount equal to the following shall be due and payable: (x) $3,000,000 multiplied by (y) a fraction, the numerator of which is the amount of Gross Profit in excess of $19,000,000 and the denominator of which is $2,000,000; provided, further, that no amount shall be due or payable for Earnout 2 Measurement Period if Gross Profit for Earnout 2 Measurement Period is equal to or less than $19,000,000; and

(C) $3,000,000 if Gross Profit for Earnout 3 Measurement Period equals or exceeds $25,000,000; provided, that if Gross Profit for Earnout 3 Measurement Period is more than $23,000,000 but less than $25,000,000, then an amount equal to the following shall be due and payable: (x) $3,000,000 multiplied by (y) a fraction, the numerator of which is the amount of Gross Profit in excess of $23,000,000 and the denominator of which is $2,000,000; provided, further, that no amount shall be due or payable for Earnout 3 Measurement Period if Gross Profit for Earnout 3 Measurement Period is equal to or less than $23,000,000.

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(ii) Any amount payable under Section 1.4(c)(i)(A) through (C) is referred to individually as an “Earnout Payment” and collectively as the “Earnout Payments.” Each Earnout Payment, if any, shall be paid in cash to Seller, subject to Section 5.9, by wire transfer of immediately available funds by Buyer or any of its Affiliates (including, from and after the Closing, the Company) to an account designated by Seller. Each Earnout Payment, if any, shall be paid within thirty (30) days after the final determination of Gross Profit for the applicable Measurement Period.

(iii) For the avoidance of doubt, if the Gross Profit for the applicable Measurement Period is less than the lowest threshold set forth in Section 1.4(c)(i)(A), Section 1.4(c)(i)(B) and Section 1.4(c)(i)(C), then no Earnout Payment is due or owing with respect to the applicable Measurement Period. In no event shall the Earnout Payments, if any, exceed $8,000,000 in the aggregate.

(d) Covenants. Notwithstanding anything to the contrary set forth in Section 1.4(e), from and after the Closing Date through the end of Earnout 3 Measurement Period, Buyer shall:

(i) maintain the Company as a separate standalone entity with independent accounting books and records necessary to calculate Gross Profit for each Measurement Period;

(ii) not divert any of the Company’s existing business as of the Closing Date to any business owned, controlled or operated by Buyer or its Affiliates (other than the Company) or prevent the Company from entering into new business opportunities;

(iii) not take any actions that would be reasonably expected to circumvent or reduce the Earnout Payment; and

(iv) not terminate the employment of Jonathan Moisan or Rowland Hazard, in each case, without Cause (as defined in such Person’s employment agreement that will be effective as of immediately following the Closing); provided that, with respect to Rowland Hazard, the foregoing restriction shall not apply if the decision to terminate the employment of Rowland Hazard is made by Jonathan Moisan (and not Buyer), assuming that Jonathan Moisan is the CEO of the Company at that time.

(e) Acknowledgments. Subject to Section 1.4(d), the Parties understand and agree as follows:

(i) Buyer, in its sole and absolute discretion as it deems appropriate, may make from time to time such business decisions and take such actions as it deems appropriate in the conduct or operation of the business of the Company with regard to all matters from and after the Closing, including decisions or actions that may have an impact on the Earnout Payments. Without limiting the foregoing, Buyer, in its sole and absolute discretion as it deems appropriate, may operate the Company in any manner that it sees fit, including without limitation, determining the amount of funding, if any, to be made available to the Company and the strategic direction of the Company.

(ii) The Earnout Payments are subject to numerous factors outside of the control of Buyer and its Affiliates.

(iii) There is no assurance that Seller will receive any Earnout Payment, and Buyer has not promised that any particular amount of Earnout Payment will be achieved.

(iv) Payment of any Earnout Payments shall be subject to there not being an “Event of Default” (as defined in such lender agreements) under any agreements between Buyer and its Affiliates, on the one hand, and any lender thereof, on the other hand, in effect as of the date hereof, and any agreements that replace such lender agreements (including in respect of any replacement financing); provided that the definition of “Event of Default” is substantially the same in any such replacement lender agreement.

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(v) Buyer owes no fiduciary duty to Seller with respect to the Earnout Payments.

(vi) The Parties intend the express provisions of this Agreement to govern their contractual relationship.

(vii) The contingent right to receive any Earnout Payment (A) is not transferable except by operation of Applicable Laws relating to descent and distribution, divorce and community property, and (B) does not constitute an equity or ownership interest in Buyer or the Company. Seller shall not have any rights as a securityholder of Buyer or the Company as a result of Seller’s right to receive any Earnout Payment hereunder.

(viii) Notwithstanding any other provision of this Agreement, to the extent that any Related Person remains or is an employee of the Company after the Closing or is otherwise engaged by Buyer or any of its Affiliates (including the Company) after the Closing, Buyer and Seller acknowledge and agree that any actions or omissions of any Related Person in his or her capacity as an employee of the Company or consultant or contractor of Buyer or any of its Affiliates (including the Company) shall not be considered to be actions or omissions of Buyer or its Affiliates for purposes of determining any Breach by Buyer or its Affiliates with the terms of this Agreement (or any other agreements entered into in connection herewith).

(f) Change of Control. In the event of a Change of Control during any Measurement Period, the obligation to pay any Earnout Payment shall remain outstanding in accordance with this Section 1.4. “Change of Control” means: (a) the sale of all or substantially all the assets of Buyer or the Company; (b) any merger, consolidation or acquisition of Buyer or the Company with, by or into another Person; or (c) any change in the ownership of more than fifty percent (50%) of the voting capital stock of Buyer or the Company in one or more related transactions.

1.5 Tax Withholding. Buyer shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payments under any provision of U.S. federal, state, local or foreign Tax Law and instead shall timely pay such amount to the applicable Governmental Authority. Buyer shall provide Seller with at least three (3) Business Days’ prior written notice regarding any proposed withholding with respect to any amounts payable pursuant to this Agreement (together with Buyer’s basis for such proposed withholding), other than any withholding with respect to compensatory amounts treated in accordance with Section 2.2(c) or arising from Seller’s failure to comply with Section 2.2(a)(ii) of this Agreement. To the extent that amounts are so withheld and paid to the applicable Governmental Authority by Buyer, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made by Buyer.

ARTICLE 2

CLOSING

2.1 Closing. The closing of the purchase and sale of the Company Securities provided for in this Agreement (the “Closing”) shall be consummated on the date of this Agreement (the “Closing Date”) and shall be conducted virtually via the electronic exchange of execution versions of this Agreement and the other Transaction Documents and the signature pages thereto among the Parties. All deliveries by one Party to another Party at or prior to the Closing shall be deemed to have occurred simultaneously, and none shall be effective unless or until all have occurred and are effective. The purchase and sale of the Company Securities contemplated by this Agreement shall be deemed effective for tax, accounting and other computational purposes as of 12:01 a.m. Eastern time on the Closing Date (the “Effective Time”).

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2.2 Closing Deliveries; Payments.

(a) At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i) an instrument of transfer, transferring the Company Securities to Buyer, in a form reasonably acceptable to Buyer;

(ii) properly executed IRS Form W-9 (Request For Taxpayer Identification Number and Certification) from each of Seller and Justin Bayat;

(iii) payoff letters executed by each holder of Indebtedness of the Company that is being repaid at the Closing, as set forth on Schedule 2.2(a)(iii) (the “Repaid Closing Indebtedness”);

(iv) a certificate of an officer of the Company certifying, as true, accurate and complete as of the date hereof, attached copies of the Governing Documents of the Company and certifying and attaching all requisite resolutions or actions of the Pre-Conversion Company’s board of directors and shareholders approving the execution and delivery of the Transaction Documents and the consummation of the Contemplated Transactions;

(v) a certificate dated within ten (10) days prior to the date hereof as to the good standing of the Company from the jurisdiction in which the Company is incorporated;

(vi) employment agreements executed by each of Jonathan Moisan and Rowland Hazard;

(vii) evidence that the Company has purchased a “tail” insurance policy to the current policy of directors’ and officers’ liability, employment practices liability and fiduciary liability insurance maintained by the Company;

(viii) evidence reasonably satisfactory to Buyer that the Pre-Closing Reorganization has been consummated prior to the Closing Date in a manner consistent with the Recitals;

(ix) release agreements from each employee that is receiving an Employee Transaction Bonus, duly executed by such employee and the Company;

(x) a settlement amendment and release agreement, duly executed by Justin Bayat and the Company;

(xi) an executed termination agreement from each of Woodland Park Capital Advisors and PanArgent Capital Advisors;

(xii) evidence that all domain names listed on Schedule 3.19(a) have been transferred from Kyle Mitnick to the Company, along with usernames and passwords for the domain registrar account(s), social media accounts and any other web-based accounts used by the Company or the Business; and

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(xiii) resignations of the directors and officers of the Company, if requested by Buyer no less than three (3) Business Days prior to the Closing.

(b) At the Closing, Buyer shall:

(i) pay, on behalf of the Company, by wire transfer of immediately available funds to the respective holders of Indebtedness of the Company who have delivered payoff letters pursuant to Section 2.2(a)(iii), the amount of Repaid Closing Indebtedness owed to each such holder;

(ii) pay, on behalf of the Company, by wire transfer of immediately available funds to the payees of the Company Transaction Expenses (other than those of the type described in clause (b) of the definition thereof, which shall be treated in accordance with Section 2.2(c)), the amount of such Company Transaction Expenses, in each case pursuant to a final invoice from each such Person received by Buyer no less than three (3) Business Days prior to the Closing, which final invoice shall include instructions from such Person for paying such amounts;

(iii) pay to Seller, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, the Closing Cash Payment shown on the Estimated Closing Statement;

(iv) deliver to Seller a certificate of an officer of Buyer certifying, as true, accurate and complete as of the date hereof, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of the Transaction Documents and the consummation of the Contemplated Transactions; and

(v) deliver to Seller the Seller Unsecured Note, duly executed by Buyer.

(c) Buyer shall cause the Company to (i) pay, as soon as reasonably practical following the Closing Date in accordance with the Company’s standard payroll process and procedures, to all recipients entitled to Company Transaction Expenses contemplated by clause (b) of the definition thereof the applicable amount as specified in the Estimated Closing Statement (net of any applicable payroll, employment, or similar Taxes) and (ii) withhold and turn over to the applicable taxing authority any Tax amounts required to be withheld and turned over or otherwise required to be paid under Applicable Law with respect to such payments.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

 Seller Parties represent and warrant to Buyer as follows in this ARTICLE 3 as of the date hereof.

 3.1 Organization and Good Standing.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with full entity power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations. The Company is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so duly qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.

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(b) The Company has made available to Buyer true, accurate and complete copies of the Governing Documents of the Company, as currently in effect.

(c) The Company does not have any Subsidiaries nor does the Company own any equity securities of any other Person. The Company is not a participant in any joint venture, partnership, or similar arrangement. The Company does not have any contractual obligations to make any investment in (whether in the form of a loan, capital contribution or otherwise) any other Person.

(d) No part of the Business is currently operated through any entity other than the Company.

 3.2 Enforceability; Due Authority; No Conflict.

(a) This Agreement and the other Transaction Documents to which the Company and each Seller Party is a party have been duly executed and delivered by the Company and such Seller Party, and (assuming due authorization, execution and delivery by each other party hereto and thereto) this Agreement and the other Transaction Documents to which the Company and each Seller Party is a party constitute legal, valid and binding obligations of the Company and such Seller Party, enforceable against the Company and such Seller Party in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(b) Each Seller Party has adequate power and authority to enter into and perform such Seller Party’s obligations under this Agreement and the other Transaction Documents to which such Seller Party is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by each Seller Party of this Agreement and the other Transaction Documents to which such Seller Party is a party and the consummation by such Seller Party of the Contemplated Transactions have been duly authorized by all requisite action on the part of such Seller Party. The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Company of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or any other Transaction Document to which it is a party or to consummate the Contemplated Transactions.

(c) Neither the execution and delivery of the Transaction Documents nor the consummation or performance of any of the Contemplated Transactions by any Seller Party or the Company will (with or without notice or lapse of time): (i) breach any provision of the Governing Documents of the Company or any Seller Party; (ii) violate in any material respect any Applicable Law or any Order to which the Company, any Seller Party or any of their respective assets may be subject; (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by the Company; (iv) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, or require any notice to or obtain any Consent from any Person in connection with, any Material Contract or any Contract to which any Seller Party is a party; or (v) result in the imposition or creation of any Encumbrance upon any of the assets of the Company.

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 3.3 Capitalization.

(a) After giving effect to the Pre-Closing Reorganization and as of immediately prior to the Closing, Seller is the sole record and beneficial owner and holder of the Company Securities, free and clear of all Encumbrances (other than Encumbrances on transfer imposed under applicable securities laws), and the Company Securities constitute all of the outstanding equity securities of the Company. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company. None of the Company Securities was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Applicable Law. At the Closing, Buyer will receive good and marketable title to the Company Securities, free and clear of all Encumbrances (other than Encumbrances on transfer imposed under applicable securities laws).

(b) No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and there is no commitment by the Company to issue equity securities, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right.

(c) All of the Company Securities are (i) duly authorized, validly issued, fully-paid and non-assessable; and (ii) not subject to any preemptive rights created by statute, the Governing Documents of the Company or any agreement to which the Company is a party.

(d) There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(e) All distributions, dividends, repurchases and redemptions of the equity interests of the Company were undertaken in compliance with the Company’s Governing Documents then in effect and in compliance with Applicable Law.

(f) There are no declared or accrued unpaid dividends with respect to the Company Securities.

3.4 Financial Statements. Attached as Schedule 3.4 are the following: (a) the unaudited balance sheets of the Company for the fiscal years ended December 31, 2024 and 2025 and the related income statements and cash flows for each of the fiscal years then ended (collectively, the “Year-End Financial Statements”) and (b) an unaudited balance sheet of the Company as at May 31, 2026 (the “Interim Balance Sheet”) and the related monthly year-to-date income statements and cash flow (collectively, the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”). The Financial Statements are based upon the information contained in the books and records of the Company and fairly present, in all material respects, the financial condition of the Company as at the respective dates of and for the periods referred to therein.

3.5 Books and Records; Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements and to maintain accountability for assets. The Company’s internal accounting controls, as in effect during all periods commencing after the Reference Date, did not contain any material weaknesses that would reasonably be expected to adversely affect, in any material respect, the Company’s ability to record, process, summarize and report financial information.

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3.6 Absence of Certain Changes and Events.

(a) Except as expressly permitted or expressly contemplated by this Agreement, including in connection with the Pre-Closing Reorganization, since December 31, 2025, (x) the Company has conducted its business in the Ordinary Course of Business in all material respects, and (y) the Company has not:

(i) suffered any damage, destruction or casualty with respect to any property in excess of the Listing Threshold (except to the extent covered by insurance);

(ii) issued, sold, or otherwise disposed of any of its equity securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its equity securities;

(iii) redeemed, purchased, or otherwise acquired any of its equity securities;

(iv) made any material change in its method of accounting or accounting policies, other than as required by Applicable Law or GAAP;

(v) accelerated, written off or discounted any accounts receivable;

(vi) materially delayed paying payables, deferred expenses or other Liabilities of the Company when due;

(vii) made any loans or advances of money in excess of the Listing Threshold to any Third Party;

(viii) undertaken or entered into any Contract to undertake any capital expenditures in excess of the Listing Threshold;

(ix) made any capital investment in any other Person;

(x) created, incurred, assumed, or guaranteed any Indebtedness in excess of the Listing Threshold;

(xi) amended its Governing Documents;

(xii) implemented any material employee layoffs requiring notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Applicable Law (collectively the “WARN Act”);

(xiii) entered into any collective bargaining agreement;

(xiv) entered into any settlement agreement;

(xv) materially increased the base compensation payable or to become payable to any managerial-level employee of the Company, excluding any ordinary course compensation changes;

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(xvi) adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xvii) except with respect to the Pre-Closing Reorganization, (a) made, changed or revoked any Tax election, (b) changed any Tax accounting period, (c) adopted or changed any Tax accounting method, (d) amended any Tax Return, (e) entered into any Tax Sharing Agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement, (f) settled any Tax claim or assessment, (g) surrendered any right to claim a refund of Taxes, (h) consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (i) filed any Tax Return inconsistent with past practice, or (j) initiated any voluntary Tax disclosure, Tax amnesty, or similar filings with any Governmental Authority or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax; or

(xviii) authorized or entered into a Contract to do any of the foregoing.

 3.7 No Undisclosed Liabilities. The Company does not have any Liability, except (a) as disclosed on Schedule 3.7, (b) as expressly set forth in the Financial Statements and reserved against therein, (c) for current Liabilities incurred in the Ordinary Course of Business of the Company since the date of the Interim Balance Sheet, which are not the result of any breach of Contract, breach of warranty, tort, infringement or breach of Applicable Law, or (d) for Liabilities incurred in connection with this Agreement and the Contemplated Transactions, including Closing Company Transaction Expenses.

 3.8 Title; Sufficiency of Assets. The Company has good and valid title or, in the case of leased assets, a valid leasehold interest, free and clear of all Encumbrances (other than Permitted Encumbrances), to all of the material tangible personal property and assets used by the Company, except for properties and assets disposed of in the Ordinary Course of Business since the date of its balance sheet contained in its most recent Year-End Financial Statements. The Company owns or has the right to use all of the tangible personal properties and assets necessary for the operation of the Company or the conduct of the Business. All of the tangible personal property used by the Company is (subject to ordinary wear and tear): (i) in good repair, (ii) in good operating condition, (iii) suitable for immediate use in the Ordinary Course of Business and (iv) free from latent and patent defects.

 3.9 Accounts Receivable. All accounts receivable that are reflected on the Interim Balance Sheet represent valid obligations arising from sales actually made or services actually performed by the Company and are current and collectible in the ordinary course. No account debtor (a) is, as of the date of the Interim Balance Sheet, delinquent in its payment by more than sixty (60) days, (b) has refused or, to the Knowledge of the Company, threatened to refuse to pay its obligations for any reason, or (c) to the Knowledge of the Company, is insolvent or bankrupt.

 3.10 Contracts.

(a) Schedule 3.10(a) contains a true, accurate and complete list of the following Contracts to which the Company is a party and which are currently in effect (collectively, the “Material Contracts”):

(i) each Contract that involves performance of services or delivery of goods or materials by the Company which requires payment to the Company during a twelve (12)-month period of an amount in excess of the Listing Threshold;

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(ii) each Contract that involves performance of services or delivery of goods or materials to the Company which requires payment by the Company during a twelve (12)-month period of an amount in excess of the Listing Threshold;

(iii) each Contract that involves the ownership of, leasing of, title to, use of or any leasehold or other interest in any real property;

(iv) each Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(v) each Contract for the employment/engagement of any officer, individual employee or other person on a full time or consulting basis (other than at-will offer letters or agreements that can be terminated at any time for any reason without any severance or similar liability to the Company), or providing for severance or payment upon termination of employment or change in control;

(vi) each profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(vii) each Contract under which the Company has advanced or loaned to any other Person amounts exceeding the Listing Threshold;

(viii) each Contract relating to any material Indebtedness or otherwise placing an Encumbrance on any of the assets of the Company;

(ix) each Contract that contains covenants that in any way purport to restrict the Company’s business activity or limit the freedom of the Company to engage in any line of business or to compete with any Person;

(x) each settlement, conciliation or similar Contract with a Governmental Authority or other Person with respect to any commenced or threatened Action for which the Company has any outstanding obligations;

(xi) each Contract (however named) involving a sharing of profits, losses or Liabilities by the Company with any other Person; and

(xii) each Contract for future capital expenditures in excess of the Listing Threshold.

(b) The Company has made available to Buyer a true, accurate and complete copy of each Material Contract. With respect to each Material Contract: (i) such Material Contract is a legal, valid, binding and enforceable obligation of the Company, and is in full force and effect; (ii) the Company is not, and to the Knowledge of the Company, no other party thereto is, in material breach or material default of such Material Contract, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time would constitute a material breach or material default by the Company or, to the Knowledge of the Company, any other party thereto, or would permit termination, material adverse modification, or acceleration, under such Material Contract; and (iii) to the Knowledge of the Company, no party to such Material Contract has repudiated any material provision of such Material Contract.

(c) There are no renegotiations of or attempts to renegotiate any material amounts payable to the Company under any Material Contract.

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 3.11 Insurance.

(a) Set forth in Schedule 3.11(a) is (i) a true, accurate and complete list of insurance policies to which the Company is a party or under which the Company is covered (the “Insurance Policies”) and (ii) loss runs for the past three (3) years.

(b) Each Insurance Policy is in full force and effect. All premiums due on the Insurance Policies have been paid in accordance with the payment terms of each Insurance Policy. There are no claims related to the business or assets of the Company pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

(c) Since the Reference Date, the Company has not received any written notice of cancellation or that the issuer of any of the Insurance Policies is not willing or able to perform its obligations thereunder.

 3.12 Compliance with Applicable Laws; Permits.

(a) (i) The Company is, and at all times since the Reference Date has been, in compliance in all material respects with all Applicable Laws; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by the Company of, or a failure of the Company to comply in all material respects with, any Applicable Law; and (iii) the Company has not received, at any time since the Reference Date, written notice from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential material violation of, or material failure to comply with, any Applicable Law.

(b) Schedule 3.12(b) contains a true, accurate and complete list of each material Permit held by the Company. Each Permit listed or required to be listed in Schedule 3.12(b) is valid and in full force and effect. Except as set forth in Schedule 3.12(b), (i) the Company is, and at all times since the Reference Date, has been, in material compliance with all of the terms and requirements of each Permit identified or required to be identified in Schedule 3.12(b); (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result in a material violation of or a material failure to comply with any material term or material requirement of any Permit listed or required to be listed in Schedule 3.12(b) or (B) result in the revocation, withdrawal, suspension, cancellation or termination of, or any material modification to, any Permit listed or required to be listed in Schedule 3.12(b); and (iii) the Company has not received, at any time since the Reference Date, any written notice from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible or potential material violation of or material failure to comply with any material term or material requirement of any Permit listed or required to be listed in Schedule 3.12(b) or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or material modification to any Permit listed or required to be listed in Schedule 3.12(b).

3.13 Legal Proceedings; Orders.

(a) Except as set forth on Schedule 3.13(a), there is no pending, or, to the Knowledge of the Company, threatened Action (i) against the Company or the Business or a director, officer or employee of the Company (in such person’s capacity as such); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of the Company, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action. There is no Order to which the Company is subject and, since the Reference Date, the Company has not been subject to any Order.

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(b) Schedule 3.13(b) sets forth any and all Actions against or by the Company or a director, officer or employee of the Company (in such person’s capacity as such) that has been resolved since the Reference Date.

3.14 Prohibited Payments. Since the Reference Date, neither the Company nor, to the Knowledge of the Company, any director, officer, employee or Representative on behalf of the Company (in each case in their capacities as such), has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Governmental Authority to secure any improper business advantage in violation of Applicable Law or has agreed to take any of the foregoing actions in violation of Applicable Law.

3.15 Taxes. Except as set forth on Schedule 3.15:

(a) From its date of formation until December 28, 2016, the Company had been a “disregarded as an entity separate from its owner” within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii).

(b) From December 28, 2016 until the date of the Contribution, the Company was a validly electing “S corporation” within the meaning of Section 1361 and 1362 of the Code (and, where applicable, state and local income Tax purposes) and complied with all applicable requirements and filing procedures for such treatment. For federal (and, where applicable, state and local) income Tax purposes, the Company: (A) was, at all times from the date of the Contribution until the date of the Conversion, properly classified as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code, and (B) has been at all times, from the date of the Conversion through the Closing Date, “disregarded as an entity separate from its owner” within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii).

(c) (i) The Company has timely filed all income and other material Tax Returns required to be filed by it and has timely paid all Taxes due and owing by it whether or not shown on any Tax Return, (ii) all such Tax Returns were true, accurate and complete in all material respects and were prepared in substantial compliance with all Applicable Law, and (iii) the Company has delivered to Buyer true, accurate and complete copies of all Tax Returns filed by the Company since the Reference Date, all written examination reports received by the Company, and all written statements of deficiencies assessed against or agreed to by the Company.

(d) Since January 1, 2022 until the Effective Time, the Company has (i) complied in all material respects with all Applicable Law relating to the payment and withholding of Taxes, (ii) within the time and in the manner prescribed by Applicable Law, withheld from employee wages or consulting compensation and paid over to the proper Governmental Authority (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law (including income and employment Tax withholding laws), and (iii) timely filed all withholding Tax Returns.

(e) (i) No claim for Taxes has resulted, or could reasonably be expected to result, in an outstanding Encumbrance against the assets of the Company other than Encumbrances for Taxes not yet delinquent, and, to the Knowledge of the Company, no basis exists for such a claim, (ii) the Company has not received any notice of any audit of, or Tax controversy associated with, any Tax Return of the Company that is currently being conducted, or is proposed to be conducted, by any Governmental Authority, (iii) there has been no extension or waiver of any statute of limitations on the assessment of any Taxes granted by the Company that is currently in effect, (iv) there has been no agreement to any extension of time for filing any Tax Return which has not been filed other than customary extensions for which no approval is required, (v) the Company has not initiated or entered into any into any voluntary disclosure agreement or program (or similar process) with any tax authority regarding any Tax and (vi) no written claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction, and, to the Knowledge of the Company, no basis exists for such a claim. All Tax deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid or otherwise resolved.

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(f) The Company: (i) has never been a member of an Affiliated Group filing a consolidated federal income Tax Return and (ii) does not have any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a result of being a transferee, successor or member of an affiliated, consolidated, unitary or combined group, by Contract (other than commercial Contracts entered into in the Ordinary Course of Business that do not primarily relate to Taxes), or pursuant to Applicable Law, or otherwise.

(g) No power of attorney with respect to Taxes has been executed by the Company or filed with any Governmental Authority with respect to the Company that will remain effective after the Closing.

(h) There is no Tax ruling, request for ruling or settlement, compromise, closing or Tax collection agreement in effect or pending.

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date requested prior to the Closing; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed prior to the Closing; (iv) intercompany transactions entered into prior to the Closing or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) existing as of the Closing; (v) installment sale or open transaction disposition made prior to the Closing, or application of the completed contract method of accounting or the cash method of accounting to any transaction occurring prior to the Closing; (vi) deferred revenue or prepaid amount received on or prior to the Closing Date; or (vii) application of Section 951, 951A, or 965 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) with respect to an interest held in a “deferred foreign income corporation” or in a “controlled foreign corporation” (as respectively defined in Sections 965 and 957 of the Code) on or prior to the Closing Date.

(j) The Company is not a party to or bound by any Tax Sharing Agreement and does not otherwise have any current or potential contractual obligation to indemnify any other Person with respect to Taxes.

(k) The Company is not a beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Authority.

(l) The Company does not have a permanent establishment (within the meaning of any applicable Tax treaty), or otherwise have an office, fixed place of business or other presence through employees or otherwise, in a country outside of its country of formation.

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(m) In accordance with and to the extent required by Applicable Law, the Company has properly (i) collected and remitted all sales and similar Taxes with respect to sales made to its customers and (ii) for all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, received and retained all Tax exemption certificates and other documentation required to qualify such sale as exempt.

(n) Within the past two (2) years, the Company has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(o) The Company has never (a) taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign law); or (b) entered into any transaction identified as a (A) “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2), (B) a “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (C) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest”.

(p) The Company uses the accrual method of accounting for U.S. federal income Tax purposes.

(q) The Company has not made a SALT Election.

(r) The Company is not a party to any joint venture, partnership, arrangement, or contract that is or could be treated as a partnership U.S. federal, state, local or foreign Tax purposes.

(s) The Company is in compliance with all federal, state and non-U.S. Applicable Laws applicable to abandoned or unclaimed property or escheat and has timely and properly paid, remitted or delivered to each jurisdiction all unclaimed or abandoned property required by any Applicable Laws to be paid, remitted or delivered to that jurisdiction.

(t) The Company has not deferred the inclusion of any amounts in gross income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Sections 451(c), 455 or 456 of the Code or any corresponding or similar provision of applicable Law (irrespective of whether or not such deferral is elective).

 For purposes of this Section 3.15, any reference to the Company shall be deemed to include any predecessor or Person that merged with or was liquidated or converted into the Company.

 3.16 Employment Matters.

(a) Schedule 3.16(a) sets forth a list of all employees of the Company as of the date hereof (“Employees”), indicating, for each such Employee: (i) title or position, (ii) current compensation plan, including annual salary and bonus plan or hourly wage, and (iii) any commitment made by the Company to such Employee with respect to changes in compensation. To the Knowledge of the Company, all Employees are legally entitled to work in the United States. The Company is not liable or responsible in arrears for any unpaid wages or other compensation (including any earned and payable commissions or bonuses) to its employees or independent contractors, other than any such amounts that have been incurred or accrued in the Ordinary Course of Business but that are not yet owed or payable.

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(b) Schedule 3.16(b) sets forth a list of all independent contractors retained by the Company as of the date hereof.

(c) Since the Reference Date, the Company has complied in all material respects with all Applicable Laws relating to the employment of its Employees. All individuals presently characterized and paid by the Company as consultants or independent contractors are properly treated as independent contractors under all Applicable Laws, and all employees classified as exempt from overtime pursuant to the Fair Labor Standards Act and state wage and hour laws are properly classified. There are no Actions against the Company pending or, to the Knowledge of the Company, threatened relating to the employment or engagement of any current or former applicant, employee, consultant or independent contractor of the Business, or the termination thereof, including any claim relating to employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under Applicable Laws. The Company has not received, at any time since the Reference Date, any written notice from any Governmental Authority responsible for the enforcement of Applicable Laws relating to labor or employment regarding such Governmental Authority’s intent to conduct an investigation of the Company, and, to the Knowledge of the Company, no such investigation is in progress.

(d) To the Knowledge of the Company, no Employee is bound by any Contract that purports to limit the ability of such person (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

(e) Except as set forth on Schedule 3.16(e), neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (i) result in any current or former employee, director or consultant of the Company becoming entitled to any deferred compensation, transaction bonus or severance pay payable by the Company, (ii) result in the acceleration of time of payment or vesting, or an increase in the amount of any compensation due to any current or former employee, director or consultant of the Company, (iii) result in forgiveness, in whole or in part, of any outstanding loans made by the Company to any current or former employees, directors or consultants of the Company, or (iv) result in a payment that would be considered a “parachute payment” within the meaning of Section 280G of the Code.

(f) (i) The Company has not entered into any collective bargaining agreements or other agreements with any union, labor organization or works counsel with respect to its employees, nor is the Company under any legal obligation to recognize and/or bargain with any union, labor organization or works counsel representing any of its employees; (ii) no labor strike, slowdown, labor dispute, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity is presently pending or, to the Knowledge of the Company, threatened against or affecting the Company, and there has been no such occurrence since the Reference Date; and (iii) to the Knowledge of the Company, no union organization campaign is in progress with respect to its Employees and, since the Reference Date, there has been no union organization campaign, demand for recognition or any representation petition covering or affecting any employees of the Company.

 3.17 Employee Benefit Plans.

(a) Schedule 3.17(a) sets forth a true, accurate and complete list of each Employee Benefit Plan. The Company has made available to Buyer true, accurate and complete copies of the following documents with respect to each Employee Benefit Plan, as applicable: (i) the governing plan document, including all amendments thereto, and any related trust documents and funding instruments, including any group contracts and insurance policies; (ii) a written summary of the material terms of any Employee Benefit Plan that is not set forth in a written document; (iii) any collective bargaining agreement setting forth the obligations to contribute to such plan; (iv) the most recent summary plan description together with any summary or summaries of material modifications thereto; (v) the most recent favorable determination or opinion letter issued by the IRS; (vi) the three most recently filed annual reports (Form 5500 series and all schedules and financial statements attached thereto); (vii) all applicable coverage and nondiscrimination tests for the three most recently completed plan years; and (viii) any material and non-routine correspondence to or from any Governmental Authority since the Reference Date.

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(b) Each Employee Benefit Plan has been maintained, funded and administered in material compliance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Laws, including the continuation coverage and notice requirements under Section 4980B(f) of the Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”). Each Employee Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its tax-qualified status and the tax-exempt status of its accompanying trust established under Section 501(a) of the Code, and, since the issuance of any such determination or opinion letter, no events have occurred nor, to the Knowledge of the Company, do any circumstances exist that would reasonably be expected to adversely affect the tax-qualified status of any such Employee Benefit Plan.

(c) The Company has not, nor have any of its ERISA Affiliates, ever maintained, sponsored or been required to contribute to any (i) ”defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) ”employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, or (iii) Multiemployer Plan. Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will trigger or result in a “complete withdrawal” or “partial withdrawal” as such terms are defined in Sections 4203 and 4205 of ERISA, respectively, with respect to any Multiemployer Plan to which the Company or any of its ERISA Affiliates contributes to or has an obligation to contribute, or contributed to at any time in the past.

(d) The Company has maintained, operated and administered each nonqualified deferred compensation plan (within the meaning of either Section 409A or Section 457A of the Code) (each, a “Nonqualified Deferred Compensation Plan”) in material compliance with the requirements of Sections 409A and 457A of the Code and the regulations and guidance promulgated thereunder. No payment made or to be made under a Nonqualified Deferred Compensation Plan has been subject to taxation pursuant to, or any Taxes, interest or penalties imposed by, Section 409A or 457A of the Code. No stock option, stock appreciation rights or other equity based compensation awards issued by the Company (each, an “Equity Award”) has been subject to the requirements of Code Section 409A or 457A, and the issuance of all Equity Awards was, at the time of issuance, supported by a valuation that is entitled to the presumption of reasonableness provided by Treasury Regulations Section 1.409A-1(b)(5)(iv)(B)(2)(i). Nonqualified Deferred Compensation Plan documents are in material compliance with the requirements of Code Sections 409A and 457A. Neither the Company nor ERISA Affiliate thereof has any obligation (including any obligation under any Employee Benefit Plan) to gross-up, indemnify or otherwise reimburse any service provider of the Company or any of its ERISA Affiliates for any Tax incurred by such employee or individual consultant, including under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

(e) Neither the Company nor any Employee Benefit Plan promises, provides or previously provided welfare benefits, including death, life, medical or health benefits (whether insured or uninsured), with respect to current or former employees, officers or directors (or their respective dependents) beyond retirement or other termination of employment, other than COBRA continuation coverage or state law continuation coverage rights.

(f) There are no Actions pending or, to the Knowledge of the Company, threatened in writing involving any Employee Benefit Plan.

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(g) Since the Reference Date, no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Code Section 4975, nor any breach of fiduciary duty, has occurred with respect to any Employee Benefit Plan that is reasonably likely to subject such Employee Benefit Plan, any fiduciary thereof, the Company or any of its ERISA Affiliates to any liability or penalty imposed under Section 502 of ERISA or excise tax imposed under Section 4975 of the Code.

(h) Each Employee Benefit Plan that is a “group health plan” as defined in Section 5000(b)(1) complies in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, the Health Care and Education Reconciliation Act of 2010, and all regulations issued thereunder. Neither the Company nor any ERISA Affiliate thereof has incurred, and no event has occurred, and, to the Knowledge of the Company, no condition or circumstance exists, that would reasonably be expected to subject the Company or any ERISA Affiliate thereof to, any penalty or excise Tax under Code Sections 4980D or 4980H. Since the Reference Date, the Company has complied with the applicable reporting requirements under Code Sections 6055 and 6056.

 3.18 Environmental, Health and Safety Matters.

(a) The Company is, and since the Reference Date has been, conducted and operated in material compliance with Environmental Laws. Since the Reference Date, the Company has not received any written notice of any actual or alleged violation by the Company of any Environmental Law.

(b) Since the Reference Date, the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any Hazardous Material.

 3.19 Intellectual Property Assets; Use of Personal Information.

(a) Schedule 3.19(a) is a true, correct and complete list of all Intellectual Property Assets owned by the Company. The Company owns or has the right to use the Intellectual Property Assets in connection with the operation and conduct of the Business. The Intellectual Property Assets constitute all material intellectual property rights necessary for the conduct of the Business as presently conducted. Each Intellectual Property Asset owned or used by the Company as of the date hereof will be owned or available for use by the Company on substantially similar terms and conditions immediately following the Closing. Other than the Intellectual Property Assets, the Company does not own or use any other material intellectual property, other than validly licensed or public domain software and the trademarks of its suppliers.

(b) Since the Reference Date, (i) to the Knowledge of the Company, no Intellectual Property Asset, nor any use thereof, has interfered with, infringed upon or misappropriated any intellectual property rights of any Third Party, and (ii) the Company has not received any written notice alleging any such interference infringement, misappropriation or violation. To the Knowledge of the Company, no Third Party has interfered with, infringed upon or misappropriated any Intellectual Property Assets, nor challenged the validity, enforceability or claim construction of any patent rights in the Intellectual Property Assets, or the Company’s ownership or registration of, or right to use, any Intellectual Property Asset.

(c) Since the Reference Date, no current or former employees of the Company who have authored, co-authored or otherwise contributed to or participated in any material way in the conception and development of any Intellectual Property Asset (“IP Participant”) have filed, asserted in writing, or, to the Knowledge of the Company, threatened any claim against the Company in connection with its involvement in Intellectual Property Assets. No IP Participant has any patents issued or applications pending for any invention of any kind now used by the Company which patents or applications have not been assigned to the Company.

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(d) All Persons who have developed or currently are developing any material Intellectual Property for the Company have presently assigned to the Company such Intellectual Property by Contract or by operation of Applicable Law. The Company has taken commercially reasonable steps to protect and maintain the material Intellectual Property Assets and to protect and preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets. To the Knowledge of the Company, there has not been any unauthorized access, theft, disclosure, or use of any material Trade Secrets, including by employees or former employees.

(e) The Company’s receipt, collection, transmission, use, disclosure, storage, disposal, and/or security of personal information of other Persons (including financial account and credit card information) complies in all material respects, and at all times since the Reference Date has complied in all material respects, with (i) all Applicable Law and (ii) all obligations under the Company’s Contracts relating to such personal information. To the Knowledge of the Company, since the Reference Date, there has been no unauthorized access to, or use or disclosure of, any such personal information used by or on behalf of the Company. Since the Reference Date, the Company has not received any written notice from any Governmental Authority or other Person (including any employee, contractor, customer or supplier) alleging the improper use of a Person’s personal information by the Company.

 3.20 Real Property.

(a) The Company does not own any real property.

(b) Schedule 3.20(b) contains a list all leases and subleases (collectively, the “Leases”) of real property pursuant to which the Company is the lessee (the “Leased Facilities”). The Company has not granted to any Person the right to sublease, use or occupy any Leased Facility. Each Lease is valid and binding on the Company. The Company has not received any written notice of any unresolved material default under any Lease.

 3.21 Relations with Third Parties.

(a) Schedule 3.21(a)(i) sets forth a list of the top twenty (20) customers of the Company by dollar volume for (A) the fiscal year ended December 31, 2025 and (B) the year-to-date period ended May 31, 2026 (the “Top Customers”). Schedule 3.21(a)(ii) sets forth a schedule of all signed but unbilled customer engagements as of May 31, 2026. The Company has not received any written notice from any of the Top Customers to the effect that such Top Customer will stop purchasing, materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, products or services provided by the Company.

(b) Schedule 3.21(b) sets forth a list of the top ten (10) suppliers of the Company by dollar volume for the fiscal year ended December 31, 2025 (the “Top Suppliers”). The Company has not received any written notice from any of the Top Suppliers to the effect that such Top Supplier will stop providing, or materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, the products or services provided to the Company.

3.22 Related Persons. No Related Person has, or since the Reference Date has had, any interest in any material property (whether real, personal or mixed and whether tangible or intangible) used by the Company. No Related Person owns, or since the Reference Date has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has had material business dealings with or a material financial interest in any transaction with the Company. No Related Person is a party to any Contract with, has any claim or right against, or is indebted to, the Company. The Company is not indebted or otherwise obligated to any Related Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance.

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3.23 Brokers or Finders. Except as set forth on Schedule 3.23, neither any Seller Party nor the Company nor any of their respective Representatives have incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and each Seller Party as follows in this ARTICLE 4 as of the date hereof.

4.1 Organization and Good Standing. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, with full entity power and authority to conduct its business as it is now being conducted. Buyer is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so duly qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement, or would not prevent or materially impede, interfere with, hinder or delay the consummation by Buyer of the Contemplated Transactions.

4.2 Enforceability; Due Authority; No Conflict.

(a) This Agreement and the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party hereto and thereto) this Agreement and the other Transaction Documents to which Buyer is a party constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(b) Buyer has full limited liability company power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation by Buyer of the Contemplated Transactions has been duly authorized by all requisite limited liability company action on the part of Buyer, and no other limited liability company proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement or any other Transaction Document to which it is a party or to consummate the Contemplated Transactions.

(c) The execution and delivery by Buyer of this Agreement, and the performance of its obligations hereunder does not require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Authority.

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(d) Neither the execution and delivery of the Transaction Documents nor the consummation or performance of any of the Contemplated Transactions by Buyer will (with or without notice or lapse of time): (i) Breach any provision of the Governing Documents of Buyer; (ii) violate in any material respect any Applicable Law or any Order to which Buyer or any of its assets may be subject; (iii) contravene, conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by Buyer; or (iv) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any material Contract to which Buyer is party or by which it is bound or affected.

4.3 Certain Proceedings. There is no Action pending or, to the Knowledge of Buyer, threatened against Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

4.4 Brokers or Finders. Neither Buyer nor any of its Representatives has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

4.5 Solvency. Buyer has sufficient funds to pay the Cash Consideration. Immediately after giving effect to the Contemplated Transactions, Buyer and the Company (on a consolidated basis) will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature or (c) have liabilities in excess of the reasonable market value of their assets.

4.6 Investment Purpose. Buyer is acquiring the Company Securities solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Company Securities are not registered under the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”) or any state securities Applicable Laws, and that the Company Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Applicable Laws, as applicable. Buyer is able to bear the economic risk of holding the Company Securities for an indefinite period (including total loss of its investment) and has (either alone or together with its Representatives) sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.7 No Reliance. In connection with its investment decision, Buyer and its Representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Company and the Business as desired by Buyer. Buyer acknowledges and agrees that Buyer is sophisticated in both financial matters and with respect to the industry in which the Company and the Business operates. The consummation of the Contemplated Transactions by Buyer is not done in reliance upon any representation or warranty or omission by, or information from, the Company, any Seller Party or any of their respective Affiliates or Representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties of Seller Parties and the Company expressly set forth in ARTICLE 3 (as modified by the Disclosure Schedule), and Buyer acknowledges that the Company and Seller Parties expressly disclaim any other representations and warranties (including any representation or warranty with respect to any financial projection, forecast, estimate, budget or prospective information relating to the Business).

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ARTICLE 5

POST-CLOSING COVENANTS

5.1 Tax Matters.

(a) Seller will prepare, or cause to be prepared, at Seller’s expense, all income Tax Returns for the Company for all taxable periods ending on or before the Closing Date (including the IRS Form 1120-S for Seller) that are first due after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the past practices of the Company unless otherwise required by Applicable Law, pursuant to a change in Applicable Law since the last filing, or this Agreement. Seller shall provide Buyer with a copy of any such income Tax Returns of the Company (but not any such income Tax Returns of Seller) for its review and comment at least thirty (30) Business Days prior to its due date and Seller shall consider in good faith any changes reasonably requested by Buyer. After such review, Seller will submit such income Tax Returns to the Company for filing, if necessary.

(b) Buyer will prepare, or cause to be prepared, in a manner consistent with the past practices of the Company unless otherwise required by Applicable Law or this Agreement all other Tax Returns of the Company relating to a Pre-Closing Tax Period (including Straddle Periods). Buyer shall provide Seller with a copy of any such Tax Returns for Seller’s review and comment at least thirty (30) Business Days prior to its due date in the case of an income Tax Return and reasonably in advance of its due date in the case of a non-income Tax Return (in the case of any such income or non-income Tax Return, taking into account extensions obtained in the ordinary course) and Buyer shall consider in good faith any changes reasonably requested by Seller. For purposes of this Agreement, (i) in the case of any Taxes that are imposed with respect to any Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on and including the Closing Date shall (x) in the case of any real or personal property Taxes or other similar ad valorem Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (y) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date, and (ii) the Transaction Tax Deductions shall be allocated to the Pre-Closing Tax Period.

(c) At least five (5) Business Days prior to the due date for filing any Tax Return of the Company relating to a Pre-Closing Tax Period, Seller shall promptly pay to Buyer (or the Company) all Taxes relating to a Pre-Closing Tax Period (to the extent that such Taxes were not taken into account in the determination of the Purchase Price as finally determined pursuant to Article 1) shown to be due on any such Tax Return.

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(d) In the case of an audit or administrative or judicial proceeding relating to Taxes that relate to a Pre-Closing Tax Period, and for which Buyer is entitled to obtain indemnification from Seller under this Agreement for the amount of such Taxes (a “Pre-Closing Tax Contest”), Buyer shall notify Seller of the Pre-Closing Tax Contest in writing within thirty (30) days of Buyer’s or the Company’s receipt of notification of the Pre-Closing Tax Contest from a Governmental Authority; provided, that no delay on the part of Buyer in notifying Seller shall relieve Seller from any obligation hereunder unless, and then solely to the extent, such Seller is actually materially prejudiced thereby. Seller shall have the right to elect, within thirty (30) days of receiving such written notice from Buyer, to control the conduct of any such Pre-Closing Tax Contest (other than any Straddle Period Tax Contest, which shall be controlled by Buyer as provided herein) to the extent such Pre-Closing Tax Contest relates solely to a taxable period ending on or before the Closing Date by notifying Buyer in writing of such election, in which case Buyer shall have the right, at its expense, to participate in such Pre-Closing Tax Contest. If Seller does not timely elect to control such Pre-Closing Tax Contest, then Buyer shall control the conduct of such Pre-Closing Tax Contest and Seller shall have the right, at their own expense, to participate in such Pre-Closing Tax Contest. Buyer shall control all tax contests relating to any Straddle Period and any Pre-Closing Tax Period that is not controlled by Seller, and Seller shall have the right, at its own expense, to participate in such tax contest, but only to the extent that Buyer is entitled to obtain indemnification from Seller and/or Seller Owners under this Agreement for the amount of the related Taxes (such tax contest a “Straddle Period Tax Contest” and together with a “Pre-Closing Tax Contest”, a “Tax Contest”). The Party controlling a Tax Contest shall conduct such Tax Contest actively, diligently, and in good faith, shall in any event keep the other Party reasonably informed of the progress of such Tax Contest, shall promptly provide the other Party with copies of all material documents (including material notices, protests, briefs, written rulings and determinations and correspondence) pertaining to such Tax Contest, and shall not settle such Tax Contest without the other Party’s advance written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. This Section 5.1(d), and not Section 6.4 nor 7.10, shall control in the case of any Tax Contest, or other audit or administrative or judicial proceeding relating to Taxes.

(e) Seller and Buyer shall each pay fifty percent (50%) of all transfer, documentary, sales, use, value-added, gross receipts, stamp, registration or other similar transfer Taxes (“Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement when due, and the Party responsible under Applicable Law will, at its expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees, and charges, and, if required by Applicable Law, the non-filing Party will join in the execution of any such Tax Returns and other documentation. The Parties shall cooperate to minimize or avoid any such Transfer Taxes that might be imposed to the extent permitted by Applicable Law.

(f) Buyer, the Company and Seller will cooperate fully, as and to the extent reasonably requested by the other Party/ies, in connection with the filing of any Tax Return or claim for refund and any Tax Contest or other Action with respect to Taxes or Tax Returns of the Company. Such cooperation will include the retention and (upon the request of the other Party/ies), the provision of records and information that are reasonably relevant to any such Tax Return, claim for refund, Tax Contest or other Action, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(g) Seller (or any entity designated by Seller) will be entitled to any Tax refunds of the Company that are received in cash (or applied as a credit in lieu of a refund) by the Company, Buyer or Buyer’s Affiliates (other than the Company) after the Closing Date that relate to a taxable period (or portion thereof) ending on or before the Closing Date, except to the extent any such refund (or credit) arises as the result of a carryback of a loss or other Tax benefit from a Tax period (or portion thereof) beginning after the Closing Date. Buyer shall pay (or shall cause the Company to pay) to Seller the amount of such refund that is actually received (or credit at the time it is applied in lieu of a refund), within five (5) Business Days after the actual receipt of such refund (or the time it is applied as a credit), net of (x) any Taxes of Buyer and its Affiliates (including the Company) attributable to the receipt (or application as a credit) of any such refund and (y) any actual and documented costs and expenses (other than ordinary course Tax Return preparation costs and expenses that would have been incurred regardless of seeking a refund) incurred by Buyer and its Affiliates (including the Company) in obtaining any such refund. If any amount paid over by Buyer to Seller as a Tax refund pursuant to this Section 5.1(g) is subsequently disallowed by a taxing authority, then Seller shall promptly return such excess to Buyer, the Company, or any of their Affiliates, along with any applicable interest and penalties.

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(h) The Parties agree that the purchase of the Company Securities shall be treated as an asset sale for applicable income Tax purposes and agree to report the transactions contemplated herein as such. Buyer shall prepare an allocation of the Purchase Price (and all other items required under the Code), each as finally determined, among the assets of the Company in accordance with the methodology set forth on Schedule 2 hereto (the “Allocation Methodology”). Within 60 days after the Closing Statement is finally determined in accordance with Section 1.3(e), Buyer shall deliver a draft of the allocation (and all supporting workpapers), as determined pursuant to the Allocation Methodology, to Seller for its review, comment and approval (the “Draft Allocation Schedule”). If Seller does not dispute the Draft Allocation Schedule by written notice to Buyer within thirty (30) days of receipt of the Draft Allocation Schedule, then the Draft Allocation Schedule shall be final and binding on the Parties hereto. If Seller timely disputes the Draft Allocation Schedule, specifying in writing those items as to which it disagrees and setting forth Seller’s proposed allocation, Buyer and Seller shall cooperate in good faith to resolve such disputes and agree upon a final allocation, with any remaining dispute between Buyer and Seller to be resolved by an Accounting Firm utilizing the dispute resolution procedures set forth in Section 1.3(d) herein, mutatis mutandis (the “Final Allocation Schedule”). Buyer and Seller shall file, and cause their respective Affiliates to file, all Tax Returns and statements, forms and schedules in connection herewith in a manner consistent with the Final Allocation Schedule and shall take no position inconsistent therewith including in any Action, unless otherwise required pursuant to a “determination” (within the meaning of Section 1313(a)(1) of the Code or any analogous provision of state, local or non-U.S. Law) or to the extent that the amount treated as consideration for Tax purposes has changed by reason of payments of amounts between the parties hereto subsequent to the Closing that were not previously reflected in the Final Allocation Schedule. Any such subsequent adjustments to the Purchase Price (or other amounts taken into account for purposes of the allocation as required by the Code) shall be allocated in a manner consistent with Final Allocation Schedule.

(i) Any and all existing Tax Sharing Agreements shall be terminated as of the date hereof. After the date hereof, the Company shall not have any further rights or Liabilities thereunder.

5.2 Books and Records. For a period of five (5) years after the Closing or any such longer period required by Applicable Law, Buyer shall cause the Company to retain the books and records of the Company and, upon the reasonable request of Seller and at Seller’s sole cost and expense, to provide Seller or its Representatives copies of such books and records of the Company to the extent that such copies may be required by any Seller Party in connection with the preparation of any Seller Party’s Tax Returns, any Tax audit of any Seller Party, any Action to which any Seller Party is a party (other than any Action between Buyer and any of its Affiliates (including, from and after the Closing, the Company), on the one hand, and any Seller Party or any of its Affiliates, on the other hand), and for any other legitimate and reasonable business purpose.

5.3 Employee Matters.

(a) Buyer shall, for a period of one year following the Closing Date, cause the Company to provide employees of the Company who continue employment with the Company after the Closing (the “Company Employees”) with (i) base salaries (and base wages as applicable), bonus, commission structures and other cash incentive compensation opportunities, in each case no less favorable, in the aggregate, to those in effect on the Closing Date, and (ii) employee benefit plans and programs that are no less favorable, in the aggregate, to the employee benefit plans and programs provided by the Company to the Company Employees prior to the Closing Date. Subject to Applicable Law, Buyer shall recognize the service of the Company Employees with the Company prior to the Closing Date as service with Buyer and its Affiliates in connection with any 401(k) savings plan and welfare benefit plans and policies (including vacations and leave policies) maintained by Buyer which are made available following the Closing Date by Buyer to the Company Employees for purposes of any waiting period, vesting, and eligibility to the extent permitted by and in accordance with the terms of the applicable plan or policy.

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(b) With respect to any welfare plan maintained by Buyer in which the Company Employees are eligible to participate after the Closing, Buyer shall, and shall cause the Company to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Company Employees to the extent such conditions and exclusions were satisfied or did not apply to such Company Employees under the welfare plans of the Company prior to the Closing, and (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Closing, for the current calendar year, in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan. For the avoidance of doubt, Buyer shall not be required to take any action to the extent Buyer determines that such action could make a Company Employee (or eligible dependent) ineligible for a benefit (for example, if credit for past contributions would make the Company Employee ineligible for health savings account contributions from Buyer).

(c) Nothing contained in this Agreement shall (i) confer upon any Company Employee or other service provider or any legal representative or beneficiary of any of them, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement with respect to any right to employment or continued employment for any specified period, or level of compensation or benefits, (ii) constitute the establishment, adoption, modification, amendment or termination of any Employee Benefit Plan or any other employee benefit plan, program, policy, arrangement or agreement, (iii) prevent Buyer or its Affiliates from terminating any Employee Benefit Plan or any other employee benefit plan, program, policy, arrangement or agreement in accordance with its terms, subject to compliance with this Section 5.3, or (iv) except as set forth in Section 1.4(d)(iv), prevent Buyer or its Affiliates, on or after the Closing Date, from terminating the employment of any Company Employee.

5.4 Confidentiality.

(a) From and after the date hereof, each Seller Party and Kyle Mitnick will not, and will cause their Affiliates not to, (i) disclose, directly or indirectly, and will direct their respective Representatives not to disclose, the terms of this Agreement and the other Transaction Documents and will keep all such information confidential or (ii) disclose or use, directly or indirectly, and will direct their respective Representatives not to disclose or use, any confidential or proprietary information that relates to the Company or the Business and will keep all such information confidential; provided, however, that Seller Parties and Kyle Mitnick may disclose any such information (A) that is or becomes generally available to the public other than as a result of disclosure by any Seller Party, Kyle Mitnick or their Affiliates, (B) to the extent necessary to obtain any consents in connection with the Closing, (C) as required by Applicable Law or stock exchange rules, (D) to the extent permitted by Section 7.6 (Public Announcements), (E) to any Seller Party’s, Kyle Mitnick’s or their Affiliates’ auditors, attorneys or other advisors who have a need to know such information and are bound by confidentiality obligations or (F) with the prior written approval of Buyer; provided, further, that, to the extent that any Seller Party, Kyle Mitnick or any of their Affiliates may become legally compelled to disclose any such information by any Governmental Authority or if any Seller Party, Kyle Mitnick or any of their Affiliates receives the advice of legal counsel that disclosure is required in order to avoid violating any Applicable Laws, then such Seller Party, Kyle Mitnick or their Affiliates may disclose such information but only after, if applicable or relevant, they have used commercially reasonable efforts to afford Buyer, at its sole cost and expense, the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed; and provided, further, that such Seller Party, Kyle Mitnick or their Affiliates may disclose such information to the extent necessary to comply with Applicable Law, in connection with any required Tax disclosures or to enforce its obligations under this Agreement.

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(b) From and after the date hereof, Buyer will not, and will cause its Affiliates not to, disclose, directly or indirectly, and will direct their respective Representatives not to disclose, the terms of this Agreement and the other Transaction Documents or any documents, work papers or other materials of a confidential or proprietary nature primarily related to any Seller Party or Kyle Mitnick and will keep all such information confidential; provided, however, that Buyer may disclose any such information (i) that is or becomes generally available to the public other than as a result of disclosure by Buyer or its Affiliates, (ii) as required by Applicable Law or stock exchange rules, (iii) to the extent permitted by Section 7.6 (Public Announcements), (iv) to Buyer’s and its Affiliates’ auditors, attorneys or other advisors who have a need to know such information and are bound by confidentiality obligations, or (v) with the prior written approval of Seller; provided, further, that, to the extent that Buyer or its Affiliates may become legally compelled to disclose any such information by any Governmental Authority or if Buyer or its Affiliates receives the advice of legal counsel that disclosure is required in order to avoid violating any Applicable Laws, then Buyer or its Affiliates may disclose such information but only after, if applicable or relevant, they have used all commercially reasonable efforts to afford Seller, at its sole cost and expense, the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed; and provided, further, that Buyer may disclose such information to the extent necessary to comply with Applicable Law, in connection with any required Tax disclosures or to enforce its obligations under this Agreement.

5.5 Restrictive Covenants.

(a) In consideration of the Purchase Price, during the period beginning on the date hereof and ending on the fourth (4th) anniversary of the Closing Date (the “Restricted Period”), Seller Parties and Kyle Mitnick shall not, directly or indirectly:

(i) within anywhere in the United States (the “Restricted Territory”), own securities of, have an economic interest in, make a loan to, manage, operate, control, be employed by or participate in the ownership, economics, management, operation or control of, any Competing Business; provided, however, that any Seller Party or Kyle Mitnick shall not be prohibited from owning up to five percent (5%) of the outstanding equity securities of a company that is publicly traded on a national securities exchange so long as such Seller Party or Kyle Mitnick has no active participation in connection with the business of such company;

(ii) persuade or attempt to persuade any Person that is a customer of the Company as of the Closing Date or, to the extent known to Seller Parties or Kyle Mitnick, any Person that becomes a customer of the Company during the Restricted Period: (A) not to do business, or adversely change the terms of doing business, with the Company, Buyer or their Affiliates, or (B) to do business with a Competing Business;

(iii) solicit the business of any Person within the Restricted Territory that is a customer of the Company as of the Closing Date or was a customer of the Company within twelve (12) months prior to the Closing Date, or in any way interfere with the relationship between Buyer, the Company or the Business, on the one hand, and any such customer, on the other hand;

(iv) disparage the Company or Buyer in any manner likely to be harmful to the Company or Buyer or its business reputation; provided, however, that nothing in this Agreement shall preclude Seller Parties or Kyle Mitnick from making truthful statements in arbitration, in court or that are required by Applicable Law or Order; or

(v) employ or engage, or solicit for employment or engagement, within the Restricted Territory any personnel (regardless of whether classified as employees or independent contractors) of the Company or, to the extent known to Seller Parties or Kyle Mitnick, personnel (regardless of whether classified as employees or independent contractors) of Buyer or Buyer’s Affiliates; provided, that this Section 5.5(a)(v) shall not (A) apply to solicitations, hires or other actions in respect of any personnel who ceased to be employed by the Company, Buyer or Buyer’s Affiliates for a continuous period of at least six (6) months or (B) restrict or prohibit any general solicitation of employment (including through an executive search firm) that is not directed at such personnel.

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(b) It is the desire and intent of the Parties that the provisions of this Section 5.5 shall be enforced to the fullest extent permissible under the Applicable Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 5.5 is adjudicated to be invalid or unenforceable, then this Section 5.5 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable; such amendment to apply only with respect to the operation of this Section 5.5 in the particular jurisdiction in which such adjudication is made.

(c) Each Seller Party and Kyle Mitnick acknowledges and agrees that irreparable injury will result to Buyer, the Company and the Business in the event of a breach of any of the provisions of this Section 5.5 and that Buyer, the Company and the Business will have no adequate remedy at law with respect thereto. Accordingly, in the event of the Breach by a Seller Party or Kyle Mitnick of the terms and conditions of this Section 5.5, in addition to any other legal or equitable remedy that Buyer may have, Buyer shall be entitled to seek the specific performance of each provision of this Section 5.5 by such Seller Party or Kyle Mitnick or seek to enjoin such Seller Party or Kyle Mitnick from violating the terms of this Section 5.5, including through entry of a preliminary injunction or a permanent injunction by a court of competent jurisdiction, in each case, without having to demonstrate the inadequacy of money damages, the likelihood of success on the merits, damages, irreparable harm and without posting a bond or other security.

(d) If any Seller Party or Kyle Mitnick is determined by a court or arbitrator to have violated any provision of this Section 5.5, then the provision that was violated shall be automatically tolled to account for the period of violation (including until all appeals, if any, are resolved) with respect to such Seller Party or Kyle Mitnick.

5.6 PCAOB Audit. Each Seller Party shall provide reasonable cooperation as requested by Buyer and its Representatives to facilitate the audit of the financial statements of the Company for fiscal years ending December 31, 2024 and December 31, 2025 in accordance with the standards of the Public Company Accounting Oversight Board, including by reasonably promptly responding to Buyer’s and its Representatives’ requests and providing such reasonably necessary supporting documentation in the possession of any Seller Party as may be requested by Buyer or its Representatives.

5.7 Parent Guarantee. Parent Guarantor hereby unconditionally and irrevocably guarantees to Seller the full and prompt payment of all obligations of Buyer under this Agreement (including under the Seller Unsecured Note). If Buyer fails to pay any such obligation when due, Parent Guarantor shall, upon written demand by Seller, promptly pay such obligation. The obligations of Parent Guarantor under this Section 5.7 are absolute, unconditional and irrevocable, and shall not be subject to any reduction, limitation, impairment or termination for any reason. Seller Parties shall not be required to initiate any Action against Buyer or exhaust any remedy against Buyer, pursue any other remedy in Seller Parties’ power, or exercise any right or remedy against any collateral before being entitled to demand payment and performance from Parent Guarantor under this Section 5.7. This guarantee is a continuing guarantee and shall remain in full force and effect until the satisfaction in full of all of Buyer’s payment obligations under this Agreement, be binding upon Parent Guarantor and its successors and assigns, and inure to the benefit of and be enforceable by any Seller Parties and their respective successors and assigns.

5.8 Kyle Mitnick Guarantee. Subject to Section 6.9, Kyle Mitnick hereby unconditionally and irrevocably guarantees to Buyer the full and prompt payment of all obligations of Seller Parties under Section 6.2. If Seller Parties fail to pay any such obligation when due, Kyle Mitnick shall, upon written demand by Buyer, promptly pay such obligation. The obligations of Kyle Mitnick under this Section 5.8 are absolute, unconditional and irrevocable. Buyer shall not be required to initiate any Action against Seller Parties before being entitled to demand payment and performance from Kyle Mitnick. This guarantee is a continuing guarantee and shall remain in full force and effect until the satisfaction in full of all of Seller Parties’ payment obligations under Section 6.2.

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5.9 Employee Transaction Bonuses; Justin Bayat Payment.

(a) The Parties acknowledge and agree that the Boyer Employment Agreement, the Moisan Employment Agreement and the McLoughlin Employment Agreement contemplate that Kelson Boyer, Jonathan Moisan and Timothy McLoughlin, respectively, are entitled to transaction bonuses that are based on a specified percentage of the net proceeds of a sale of the Company (less any applicable tax withholding requirements). Accordingly, in addition to those payments contemplated by Section 2.2(c), following the Closing, Kelson Boyer, Jonathan Moisan and Timothy McLoughlin shall be entitled to their specified percentage (seven percent (7%), twelve percent (12%), and one percent (1%), respectively) of each of the following amounts: (a) any payment to Seller pursuant to the Seller Unsecured Note, (b) any Earnout Payment, if earned, and (c) any payment owed to Seller pursuant to Section 1.3(f)(vi), in each case, if such payments are actually made by or on behalf of Buyer, and, accordingly, the amounts payable to Seller shall be reduced on a dollar-for-dollar basis for all amounts that are paid to Kelson Boyer, Jonathan Moisan and Timothy McLoughlin (or withheld pursuant to applicable Tax withholding requirements) pursuant to this Section 5.9(a), and shall be further reduced by the employer portion of any payroll or similar Taxes required to be paid by the Company (or Buyer or any Affiliate thereof) relating to such payments.

(b) The Parties acknowledge and agree that (i) the Porritt Employment Agreement contemplates that Timothy Porritt is entitled to a transaction bonus equal to $500,000 of the net proceeds of a sale of the Company (less any applicable tax withholding requirements) and (ii) Timothy Porritt and the Company have agreed that the transaction bonus payment payable to Timothy Porritt pursuant to the Porritt Employment Agreement shall be amended such that, instead of $500,000 (less any applicable tax withholding requirements) payable upon the Closing, Timothy Porritt shall be entitled to a transaction bonus equal to up to $500,000 (less any applicable tax withholding requirements) payable in installments as follows: one third ($166,666.67 (less any applicable tax withholding requirements)) as soon as reasonably practicable following the Closing in accordance with Section 2.2(c); one third ($166,666.67 (less any applicable tax withholding requirements)) in connection with the payment by Buyer to Seller of all outstanding principal and interest under the Seller Unsecured Note on the Maturity Date (as defined in the Seller Unsecured Note); and one third ($166,666.66 (less any applicable tax withholding requirements)) in connection with the Earnout Payments, if earned (with $55,555.55 (less any applicable tax withholding requirements) being paid from the Earnout Payment for Earnout 1 Measurement Period, $55,555.55 (less any applicable tax withholding requirements) being paid from the Earnout Payment for Earnout 2 Measurement Period and $55,555.55 (less any applicable tax withholding requirements) being paid from the Earnout Payment for Earnout 3 Measurement Period, in each case, if earned (for the avoidance of doubt, if no Earnout Payment is earned for any Measurement Period, then the corresponding $55,555.55 shall not be payable to Timothy Porritt and if no Earnout Payment is earned for all Measurement Periods, then the final one third (i.e., $166,666.66) shall not be payable to Timothy Porritt), in each case, if such payments are actually made by or on behalf of Buyer, and, accordingly, the amounts payable to Seller shall be reduced on a dollar-for-dollar basis for the amounts that are paid to Timothy Porritt (or withheld pursuant to applicable Tax withholding requirements) pursuant to this Section 5.9(b), and shall be further reduced by the employer portion of any payroll or similar Taxes required to be paid by the Company (or Buyer or any Affiliate thereof) relating to such payments. For the avoidance of doubt, all payments under this Section 5.9(b) shall be made in a manner intended to comply with, or be exempt from, Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(5)(iv)(A).

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(c) The Parties acknowledge and agree that (i) the Bayat Settlement Agreement contemplates that Justin Bayat is entitled to a payment equal to $250,000 in the event of a “Complete Sale” (as defined therein) payable within 30 days of the Closing Date and (ii) Justin Bayat and the Company have agreed that the payment payable to Justin Bayat pursuant to the Bayat Settlement Agreement shall be amended such that, instead of $250,000 payable within 30 days of the Closing Date, Justin Bayat shall be entitled to a payment equal to up to $250,000 payable in installments as follows: one third ($83,333.33) at Closing; one third ($83,333.33) in connection with the payment by Buyer to Seller of all outstanding principal and interest under the Seller Unsecured Note on the Maturity Date (as defined in the Seller Unsecured Note); and one third ($83,333.33) in connection with the Earnout Payments, if earned (with $27,777.78 being paid from the Earnout Payment for Earnout 1 Measurement Period, $27,777.78 being paid from the Earnout Payment for Earnout 2 Measurement Period and $27,777.78 being paid from the Earnout Payment for Earnout 3 Measurement Period, in each case, if earned (for the avoidance of doubt, if no Earnout Payment is earned for any Measurement Period, then the corresponding $27,777.78 shall not be payable to Justin Bayat and if no Earnout Payment is earned for all Measurement Periods, then the final one third (i.e., $83,333.33) shall not be payable to Justin Bayat), in each case, if such payments are actually made by or on behalf of Buyer, and, accordingly, the amounts payable to Seller the shall be reduced on a dollar-for-dollar basis for the amounts that are paid to Justin Bayat pursuant to this Section 5.9(c).

(d) Buyer shall pay or cause the Company to pay the applicable amounts (less any applicable tax withholding requirements) to Kelson Boyer, Jonathan Moisan, Timothy McLoughlin, Timothy Porritt and Justin Bayat in accordance with this Section 5.9. Buyer shall deliver to Seller a written statement setting forth the amounts to be paid in accordance with this Section 5.9 prior to making (or causing the Company to make) any such payments.

5.10 Further Assurances. As and when requested by any Party and at such requesting Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, such other documents and do such other acts and things as the requesting Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

ARTICLE 6

INDEMNIFICATION; REMEDIES

6.1 Survival.

(a) Subject to the other provisions of this Article 6, the representations and warranties of Seller Parties contained in ARTICLE 3 of this Agreement and of Buyer contained in ARTICLE 4 of this Agreement shall survive until the fifteen (15)-month anniversary of the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 3.1 (Organization and Good Standing), 3.2(a), (b), and (c)(i) (Enforceability; Due Authority; No Conflict), 3.3 (Capitalization), 3.22 (Related Persons), 3.23 (Brokers or Finders), 4.1 (Organization and Good Standing), 4.2 (Enforceability; Due Authority; No Conflict), and 4.4 (Brokers or Finders) shall survive for six (6) years following the Closing Date, and (ii) the representations and warranties contained in Sections 3.15 (Taxes) and 3.17 (Employee Benefit Plans) shall survive the Closing Date until the ninetieth (90th) day after the expiration of the respective statutes of limitations under which a claim could be asserted (after giving effect to any extensions or waivers thereof) (clauses (i) and (ii), collectively, the “Fundamental Representations”). The covenants and other agreements of the Parties contained in this Agreement shall survive the Closing Date for the periods contemplated by their terms. The period from the Closing Date until the date upon which any representation, warranty, covenant or other agreement contained herein terminates, if any, is referred to herein as the “Survival Period.”

(b) Indemnified Persons shall not be entitled to make any claim in respect of any representation, warranty, covenant or other agreement contained herein after the expiration of its applicable Survival Period, except that any claim initiated by an Indemnified Person prior to the expiration of the applicable Survival Period shall survive until it is settled or resolved pursuant to this Agreement.

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6.2 Indemnification by Seller. Subject to the other provisions of this Article 6, Seller Parties shall indemnify Buyer and its Affiliates (including, following the Closing, the Company) and their respective managers, directors, officers, employees, agents, successors and assigns (the “Buyer Indemnified Persons”) against, and hold the Buyer Indemnified Persons harmless from, any and all Losses arising from or attributable to:

(a) any Breach of any representation or warranty of any Seller Party contained in Article 3;

(b) any Breach of any covenant or agreement of any Seller Party contained in this Agreement;

(c) any Pre-Closing Taxes;

(d) any inaccuracy, error or omission in (i) the amount of Company Transaction Expenses or (ii) the amount of Closing Indebtedness;

(e) any Action, regardless of whether pending or resolved, that was initiated prior to the Closing Date, including any Action set forth or that was required to be set forth on Schedule 3.13(a) and Schedule 3.13(b); or

(f) any Fraud by any Seller Party.

6.3 Indemnification by Buyer. Subject to the other provisions of this Article 6, Buyer shall indemnify Seller and its Affiliates and their respective managers, directors, officers, employees, agents, successors and assigns (the “Seller Indemnified Persons”) against, and hold the Seller Indemnified Persons harmless from, any and all Losses arising from or attributable to:

(a) any Breach of any representation or warranty of Buyer contained in Article 4;

(b) any Breach of any covenant or agreement of Buyer contained in this Agreement; or

(c) any Fraud by Buyer.

6.4 Third Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under Section 6.2 or 6.3 (an “Indemnified Person”) of notice of the assertion of a Third Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third Party Claim, which notice shall contain (i) a reasonably detailed description of the facts, circumstances and applicable provisions of this Agreement supporting such Third Party Claim, to the extent known, and (ii) a good faith estimate of the amount of the applicable Losses if then determinable; provided, that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any Liability that it may have to any Indemnified Person, except to the extent that the defense of such Third Party Claim is actually prejudiced by the Indemnified Person’s failure to give such notice.

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(b) The Indemnifying Person shall be entitled to participate in the defense of a Third Party Claim in which indemnification is sought by an Indemnified Person and, to the extent that it wishes, shall be entitled to assume the defense of such Third Party Claim in which indemnification is sought by an Indemnified Person, with counsel of its choice by notifying the Indemnified Person in writing within twenty (20) days after receipt by the Indemnifying Person of notice of the Third Party Claim; provided, that the Indemnifying Person shall not have the right to assume the defense of such Third Party Claim if (i) the Indemnifying Person fails to conduct the defense of the claim actively and diligently, (ii) any applicable limitation herein would serve to limit the obligation of the Indemnifying Person to indemnify the Indemnified Person for any Losses which would be reasonably anticipated to result from such claim were it successful or (iii) the Indemnifying Person is not reasonably anticipated to have the financial wherewithal to indemnify the Indemnified Person if the claim is successful. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this ARTICLE 6 for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case, subsequently incurred by the Indemnified Person in connection with the defense of such Third Party Claim. If the Indemnifying Person assumes the defense of a Third Party Claim, then (x) such assumption will conclusively establish for purposes of this Agreement that the claims made in such Third Party Claim are within the scope of and subject to indemnification, and (y) no compromise or settlement of such Third Party Claim may be effected by the Indemnifying Person or the Indemnified Person without the other’s prior written consent unless (A) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; (C) such settlement or compromise does not contain any equitable order, judgment or term that would restrict the future activity of, or result in a material and adverse impact on, the ongoing business of the Indemnifying Person or the Indemnified Person or any of its Affiliates (as applicable); and (D) such compromise or settlement includes an unconditional release of the Indemnifying Person or the Indemnified Person (as applicable) from all Liability arising out of such Third Party Claim.

(c) Notwithstanding the foregoing, the Indemnifying Person will not be entitled to assume (or retain, as applicable) control of such defense if (i) the claim for indemnification relates to or arises in connection with any criminal Action, indictment or allegation against the Indemnified Person, (ii) the Indemnified Person concludes in good faith that, in light of any actual or potential conflict of interest, it would be inappropriate for legal counsel selected by the Indemnifying Person to represent the Indemnified Person, (iii) the Indemnified Person believes in good faith that an adverse determination with respect to the Action giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Person’s reputation or future business prospects, (iv) the Indemnifying Person fails to vigorously and continuously prosecute or defend such claim in good faith or fails to begin such prosecution or defense in a timely manner, (v) the Indemnified Person determines in good faith that the Indemnifying Person does not have the financial wherewithal to undertake a vigorous and protracted prosecution or defense of such claim, or (vi) the claim for indemnification relates to or arises in connection with a Tax which is assessed or proposed to be assessed against Buyer or any of its Affiliates.

(d) With respect to any Third Party Claim subject to indemnification under this ARTICLE 6: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person reasonably informed of the status of such Third Party Claim and any related Actions at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

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(e) With respect to any Third Party Claim subject to indemnification under this ARTICLE 6, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges of the other Party. In connection therewith, each Party agrees that: (i) it will use its commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with Applicable Law and rules of procedure); and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

6.5 Direct Claims. If an Indemnified Person has a claim for indemnification on account of any Losses which do not result from a Third Party Claim (a “Direct Claim”), then such Indemnified Person shall give the Indemnifying Person written notice of such Direct Claim prior to the expiration of the applicable Survival Period with respect to such Direct Claim. Such notice by the Indemnified Person shall describe the Direct Claim in reasonable detail and indicate the applicable provisions of this Agreement supporting the Direct Claim and the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Person if then determinable. If the Indemnifying Person disputes in writing its liability with respect to such Direct Claim or the estimated amount of such Losses pursuant to this Section 6.5 within twenty (20) days following delivery of such claim notice, the Parties shall attempt in good faith to resolve such dispute for a period of thirty (30) days following delivery of such claim notice; provided that, if such dispute has not been resolved within such thirty (30)-day period, then the dispute shall be determined in accordance with Section 7.10 or any other means to which the Indemnified Person and the Indemnifying Person shall agree in writing. If the Indemnifying Person notifies the Indemnified Person in writing that it does not dispute the Direct Claim described in the claim notice, then the amount of indemnification or Losses identified in the claim notice (if so stated) or otherwise agreed to in writing by the Parties will be conclusively deemed a Liability of the Indemnifying Person under Section 6.2 or Section 6.3, as applicable, and the Indemnified Person shall forward to the Indemnifying Person written notice of any such sums due and owing by the Indemnifying Person and, subject to Section 6.6 and Section 6.9, the Indemnifying Person shall pay to the Indemnified Person all of such sums so due and owing within ten (10) Business Days by wire transfer of immediately available funds.

6.6 Limitations; Losses; Effect on Indemnity. The indemnification provided for in Section 6.2 and Section 6.3 shall be subject to the following limitations:

(a) Other than for Losses resulting from claims brought on the basis of Fraud or a Breach of any of the Fundamental Representations (for the avoidance of doubt, in which case, the limitations set forth in this Section 6.6(a) shall not be applicable), (i) the Indemnifying Persons shall not be liable to the Indemnified Persons for indemnification under Section 6.2(a) or Section 6.3(a), as the case may be, unless and until the aggregate amount of all Losses suffered, sustained or incurred in respect of indemnification under Section 6.2(a) or Section 6.3(a), as applicable, exceeds $100,000 (the “Deductible”), at which point the obligation to provide indemnification to the applicable Indemnified Persons shall be for the aggregate amount of such Losses that are in excess of the Deductible, and (ii) the maximum aggregate liability of the Indemnifying Persons for any Losses under Section 6.2(a) or Section 6.3(a), as the case may be, shall not exceed $2,750,000.

(b) The maximum aggregate liability of Seller Parties for any Losses under Section 6.2 or Buyer for any Losses under Section 6.3 shall in no event exceed the amount of Purchase Price actually received by Seller.

(c) For purposes of determining whether a Breach has occurred and calculating the amount of Losses incurred by a party seeking indemnification hereunder arising out of or resulting from any Breach of a representation, warranty covenant or agreement contained herein, references to materiality, material adverse effect or other similar terms shall be disregarded.

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(d) As used herein, Losses of a Person are not limited to matters asserted by Third Parties, but include Losses incurred or sustained by such Person in the absence of claims by Third Parties. The amount of any Losses suffered, sustained or incurred by any Indemnified Person shall be reduced by the amount such Indemnified Person actually recovers from any insurer for such Losses, net of any out-of-pocket costs and expenses incurred by such Indemnified Person in procuring such recovery, increase in insurance premiums and deductibles incurred. The Indemnified Persons shall use commercially reasonable efforts to recover under insurance policies to the extent any Losses are covered thereby.

(e) Each Party shall be entitled to rely upon, and shall be deemed to have relied upon, all representations, warranties, and covenants of each other Party expressly set forth in this Agreement that have been or are made in favor of such Party, and the rights of an Indemnified Person under this ARTICLE 6 shall not be affected, notwithstanding (i) the making of this Agreement; (ii) any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking, or obligation made by or on behalf of the Parties; or (iii) the Closing hereunder.

(f) No Indemnified Person shall be entitled to recover the amount of any Loss suffered by such Indemnified Person more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise.

(g) If any Indemnified Persons receive any amounts under insurance coverage with respect to Losses sustained at any time subsequent to any payment by an Indemnifying Person to an Indemnified Person pursuant to this Article 6, then such Indemnified Person shall promptly reimburse the applicable Indemnifying Person, to an account designated by such Indemnifying Person for any payment made up to such amount received under such insurance coverage with respect to such Losses (subject to the limitations set forth herein), net of any out-of-pocket costs and expenses incurred by such Indemnified Person in procuring such recovery, increase in insurance premiums and deductibles incurred.

(h) In no event shall any Indemnifying Person have liability to any Indemnified Person for, and Losses shall not be deemed to include, any punitive or exemplary damages, except for any punitive or exemplary damages to the extent actually awarded by a court of competent jurisdiction and paid to a Third Party.

(i) Any indemnification payments made pursuant to this Article 6 shall be treated as an adjustment to the Purchase Price unless otherwise required by Applicable Law.

6.7 Mitigation. Each Party agrees to take commercially reasonable steps to mitigate its Losses upon and after becoming aware of any Losses that are indemnifiable hereunder.

6.8 Manner of Payment. Subject to Section 6.9, any indemnification owing to an Indemnified Person pursuant to this ARTICLE 6 shall be effected by wire transfer or delivery of other immediately available funds from the Indemnifying Person(s) within ten (10) Business Days after the final determination thereof to an account or accounts designated in writing by such Indemnified Person.

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6.9 Set Off Rights; Order of Recovery. Notwithstanding any other provision in this Agreement, Buyer and its Affiliates (including, from and after the Closing, the Company) shall have the absolute and unconditional right to withhold and set off, on a dollar-for-dollar basis, any amount that Buyer or its Affiliates are entitled pursuant to (x) the indemnification obligations under Section 6.2 or (y) Section 1.3(f), in each case, against any amounts due to Seller after the Closing, subject to and in accordance with the mandatory order of recovery set forth in this Section 6.9. Buyer shall recover any amounts to which it is entitled under this Agreement in the following order of priority, and Buyer shall be required to exhaust all available recovery under each tier (it being understood that Buyer shall not be required to initiate any Action against Seller Parties), if available, before proceeding to the next successive tier: first, against any outstanding principal and/or accrued interest under the Seller Unsecured Note (regardless of whether or not such amounts are currently due and payable); second, to the extent applicable, against any other amounts due to Seller under this Agreement, including any Tax refunds pursuant to Section 5.1(g), any Earnout Payment, any payment pursuant to Section 1.3(f) and any amounts for which Buyer is obligated to indemnify the Seller Indemnified Persons pursuant to Section 6.3; third, directly against Seller Parties in accordance with their indemnification obligations under this ARTICLE 6; and fourth, if and only if Seller Parties fail to comply with their payment obligations under this ARTICLE 6, against Kyle Mitnick (subject to the limitations set forth in Section 6.6) pursuant to Section 5.8. For the avoidance of doubt, Buyer shall not be permitted to seek recovery against Kyle Mitnick pursuant to the fourth tier unless and until Seller Parties have failed to satisfy their payment obligations under this ARTICLE 6 following written demand therefor by Buyer (it being understood that Buyer shall not be required to initiate any Action against Seller Parties before being entitled to demand payment and performance from Kyle Mitnick). If Buyer believes in good faith that it has a right of set off or recovery in accordance with this Section 6.9, then Buyer or any of its Affiliates may defer making payment of amounts otherwise due to Seller (whether under the Seller Unsecured Note or under this Agreement) up to the amount of Buyer’s claim, until the resolution of such claim. Buyer shall provide Seller with written notice prior to any set off. Neither the exercise of nor the failure to exercise such right of set off or recovery will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

6.10 No Circular Recovery. Each Seller Party shall not make any claim for indemnification against the Company by reason of the fact that such Seller Party was an officer, director, equity holder, manager, employee or agent of the Company or was serving at the request of the Company as a partner, trustee, officer, director, manager, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise) with respect to any Action brought by any of the Buyer Indemnified Persons against any Seller Party or any claim against any Seller Party in connection with this Agreement, and each Seller Party hereby acknowledges and agrees that such Seller Party shall not have any claims or right to contribution or indemnity from the Company with respect to any amounts paid by such Seller Party pursuant to this ARTICLE 6.

6.11 Exclusive Remedies. Other than (a) claims brought on the basis of Fraud or willful Breach, (b) claims seeking specific performance, injunctive relief or similar equitable remedies or (c) any post-Closing adjustment contemplated by Section 1.3, the Parties acknowledge and agree that their exclusive remedy with respect to any and all claims for monetary relief for any Losses arising out of, relating to or based upon this Agreement shall be pursuant to the indemnification provisions set forth in this ARTICLE 6. Nothing in this Agreement shall limit any Party’s right to seek and obtain any equitable relief to which such Party may be entitled.

ARTICLE 7

GENERAL PROVISIONS

7.1 Entire Agreement and Modification. This Agreement (including the Schedules and Exhibits hereto) supersedes all prior agreements, whether written or oral, between the Parties with respect to the subject matter hereof (including any letter of intent, term sheet or the like between Buyer and the Company) and constitute a complete and exclusive statement of the terms of the agreement among the Parties with respect to the subject matter hereof.

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7.2 Notices. All notices, requests and other communications required or permitted by this Agreement shall be in writing and shall be (a) delivered to the appropriate address by hand, by nationally recognized overnight service or by courier service (costs prepaid) or (b) sent by e-mail, in each case to the following addresses or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, e-mail address or person as a Party may designate by notice to the other Party):

Any Seller Party or Kyle Mitnick:

c/o Advertise Purple Holdings Inc.

1653 7th Street #7128

Santa Monica, CA 90401

with a copy (which shall not constitute notice) to:

Crowell & Moring LLP

Two Manhattan West

375 9th Ave.

New York, NY 10001

Attention: Matthew Moisan

Email: [***]

Buyer or Parent Guarantor:

ONAR, LLC

990 Biscayne Blvd, 5th Floor

Miami, FL 33132

Attention: Claude Zdanow

Email: [***]

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP

1900 Avenue of the Stars | Suite 2700

Los Angeles, CA 90067-4508

Attention: Will Chuchawat

Email: [***]

All notices, requests and other communications shall be deemed to have been duly given (as applicable): if delivered by hand, when delivered by hand; if delivered by overnight service, when delivered by nationally recognized overnight service; if delivered by courier, when delivered by courier; or if delivered by email, when transmitted if transmitted without indication of delivery failure prior to 5:00 p.m. local time for the recipient (and if transmitted without indication of delivery failure after 5:00 p.m. local time for the recipient, then delivery will be deemed duly given at 9:00 a.m. local time for the recipient on the subsequent Business Day).

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7.3 Enforcement of Agreement. The Parties acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that the Parties are entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement. The Parties agree that they will not object to, or take any position inconsistent with respect to, whether in a court of law or otherwise, the appropriateness of specific performance or an injunction as a remedy for breaching this Agreement. Each Party waives any requirement for (a) having to demonstrate the inadequacy of money damages, the likelihood of success on the merits, damages or irreparable harm and/or (b) securing or posting any bond in connection with specific performance or an injunction. The Parties further agree that (i) by seeking the remedies provided in this Section 7.3, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, including monetary damages, and (ii) neither the commencement of any action pursuant to this Section 7.3 nor anything contained in this Section 7.3 restricts or limits any other remedies under this Agreement that may be available then or thereafter.

7.4 Modifications; Waiver; Remedies Cumulative. No provision of this Agreement may be amended, supplemented, waived or otherwise modified except by a written agreement executed by all of the Parties (except for assignments as permitted in Section 7.7). Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Applicable Law, (a) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents. The rights and remedies of the Parties under this Agreement are cumulative.

7.5 Expenses. Except as otherwise specifically provided in this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of the Transaction Documents and the Contemplated Transactions, including all fees and expenses of its Representatives.

7.6 Public Announcements. The initial press release with respect to the Contemplated Transactions shall be made by Buyer; provided that Seller Parties shall have an opportunity to review and provide comments, and Buyer shall consider such comments in good faith. Other than Seller Parties’ opportunity to review and provide comments to such initial press release, neither the Company nor any Seller Party nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Contemplated Transactions, this Agreement or any other Transaction Documents without the prior written consent of Buyer.

7.7 Assignments, Successors and No Third Party Rights. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Parties hereto and any attempt to do so will be void, except that Buyer may assign any or all of its rights, interests and obligations hereunder to (i) any of its Affiliates, (ii) any post-Closing purchaser of Buyer, or (iii) any Person providing financing to Buyer or its Affiliates (including, from and after the Closing, the Company) as collateral security for such financing, provided that no such assignment under clause (i), (ii) or (iii) shall relieve Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 7.7.

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7.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.9 Governing Law. This Agreement and any claim, controversy or dispute arising under, in connection with or related to this Agreement, including claims of Fraud, the relationship of the Parties, and/or the interpretation and enforcement of the rights and duties of the Parties, will be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

7.10 Arbitration. Except as otherwise set forth in Sections 1.3, 1.4, and 5.1(d), any claim or dispute arising out of, relating to or in connection with, the terms of this Agreement (including its validity or questions of arbitral jurisdiction) shall be submitted to confidential, mandatory, binding arbitration by a single neutral arbitrator through the American Arbitration Association (“AAA”). The AAA Commercial Arbitration Rules in effect at the time that the dispute is arbitrated will govern the procedure for the arbitration proceedings between the Parties. The arbitration shall take place in Los Angeles, California or by teleconference. The arbitrator in this matter shall not have the power to modify any of the provisions of this Agreement. The decision of the arbitrator shall be final and binding on the Parties, and judgment thereon may be entered in any court having jurisdiction. The arbitrator’s fee and all costs of services provided by the arbitrator and arbitration organization shall be advanced by and split equally between Buyer, on the one hand, and Seller, on the other hand. However, all costs of the arbitration proceeding or related litigation, including attorneys’ fees and costs, shall be paid by the non-prevailing Party. Each Party hereby waives, to the extent permitted by Law, any right to a jury trial in respect of any dispute or claim arising out of, relating to or in connection with this Agreement.

7.11 Jurisdiction; Venue. The Parties agree that if arbitration is unavailable (other than with respect to a matter that this Agreement expressly provides is not to be settled by arbitration pursuant to Section 7.10) or if equitable relief is being sought outside of arbitration, then all actions or proceedings arising in connection with this Agreement shall be initiated and tried exclusively in the State and Federal courts located in Los Angeles, California. The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section 7.11. Each Party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in Los Angeles, California, shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each Party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 7.11 in the manner set forth in Section 7.2. Any final judgment rendered against a Party in any Action shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by Applicable Law.

7.12 Attorneys’ Fees. If any Action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable and documented out-of-pocket attorneys’ fees and other costs incurred in that Action, in addition to any other relief to which it may be entitled.

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7.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.14 No Recourse. Notwithstanding anything to the contrary that may be expressed or implied in this Agreement, each Party acknowledges and agrees that this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against, the Persons that are expressly identified as Parties in their capacities as parties to this Agreement, and no former, current and future direct or indirect Representatives, financing sources, management companies, partners, members, equity holders, directors, managers, officers, employees, controlling or controlled persons or Representatives or Affiliates of any of the foregoing (each, a “Non-Party”) will have any liability for any liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Contemplated Transactions or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties, in no event will any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover damages from, or exercise remedies against, any Non-Party.

7.15 Execution of Agreement. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via email with scan attachment, or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign) and shall be as effective as delivery of a manually executed counterpart of this Agreement.

7.16 Release. Effective as of the Closing, each Seller Party and Kyle Mitnick hereby irrevocably releases and discharges the Company and its directors, officers and employees from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of the Company, on the one hand, and such Seller Party or Kyle Mitnick, on the other hand, from the beginning of time and up to the Closing (whether related to the operation of the Company, the equity ownership of the Company or otherwise) (the “Seller Released Claims”). Each Seller Party and Kyle Mitnick acknowledges that the laws of many states provide substantially the following:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Each Seller Party and Kyle Mitnick acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Seller Party and Kyle Mitnick agrees that, effective as of the Closing Date, each Seller Party and Kyle Mitnick shall be deemed to waive any such provision. Seller Parties and Kyle Mitnick shall not, and shall not permit any Affiliate thereof to, institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the Seller Released Claims, or participate, assist, or cooperate in any such proceeding. Notwithstanding the foregoing, nothing in this Section 7.16 shall constitute a release from, waiver of, or otherwise affect, and “Seller Released Claims” shall not include, any claims in respect of (a) any rights under this Agreement or any other Transaction Document or any enforcement thereof or (b) any rights to accrued, but unpaid compensation, benefits or expense reimbursements owed to such Person in such Person’s capacity as an employee of the Company.

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7.17 Disclosure Schedule. Any disclosure made in the Disclosure Schedule with reference to any section of this Agreement shall be deemed to be a disclosure with respect to any other section of this Agreement (regardless of whether or not a specific cross-reference is made thereto) to the extent its relevance to such other section is reasonably apparent. The disclosure of any matter in the Disclosure Schedule will not be deemed to constitute an acknowledgment by any Seller Party or the Company that the matter is required to be disclosed by the terms of this Agreement or that the matter is material and the disclosure of any matter in the Disclosure Schedule will not be deemed to constitute an admission to any third party concerning such matter or an admission of default or breach under any agreement or document. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “material adverse effect” or other similar terms in this Agreement.The Disclosure Schedule and the information and disclosures contained herein are intended only to qualify and limit the representations or warranties contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations or warranties. Where the terms of a Contract or other item have been summarized or described in the Disclosure Schedule, such summary or description does not purport to be a complete statement of the material terms of such Contract or other item, and all such summaries and descriptions are qualified in their entirety by reference to the Contract or item being summarized and/or described.

7.18 Estimated Closing Statement. Subject to any adjustment pursuant to Section 1.3(f), the Parties acknowledge and agree that Buyer may rely on the Estimated Closing Statement, which includes (a) all payees of Repaid Closing Indebtedness as contemplated by Section 2.2(b)(i), if any, all payees of Company Transaction Expenses as contemplated by Sections 2.2(b)(ii) and 2.2(c) (collectively, the “Seller Payees”), (b) the bank wire instructions for Seller and each Seller Payee, and (c) the Closing Cash Payment for Seller and the payment amounts for each Seller Payee, in each case, as being true, complete and correct for purposes of the calculation and determination of all payments payable to Seller and the Seller Payees pursuant to this Agreement.

ARTICLE 8

DEFINITIONS AND USAGE

8.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 8.1:

“Accounting Firm” means a regionally or nationally recognized certified public accounting firm, which shall not be the current independent accountants of either Buyer or the Company.

“Accounting Principles” means (a) the accounting principles set forth on Schedule 8.1; (b) to the extent not inconsistent with the foregoing, the accounting methods, policies, practices and procedures that were used in preparing the Year-End Financial Statements for the year ending December 31, 2025; and (c) to the extent not addressed by the foregoing clause (a) or clause (b), GAAP. For the avoidance of doubt, the foregoing clause (a) shall take precedence over the foregoing clauses (b) and (c), and the foregoing clause (b) shall take precedence over the foregoing clause (c).

“Action” means any action, arbitration, audit, examination, hearing, investigation, claim, proceeding, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, any Governmental Authority or arbitrator.

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“Affiliate” means, with respect to any specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For this definition, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting interests, as trustee or executor, by Contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code, any group of corporations filing a combined report for purposes of corporate franchise or corporate income Tax, and any similar group defined under a similar provision of state, local or foreign law.

“Applicable Law” means, with respect to any Person, each and any of the following that is applicable to such Person: federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, rule, regulation, statute or treaty, in each of the foregoing cases, as amended or as may be amended.

“Bayat Settlement Agreement” means that certain Settlement Agreement and Release of Claims, effective June 1, 2023, by and between the Company and Justin Bayat.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Los Angeles, California are permitted or required to be closed.

“Closing Cash” means the cash balance of the Company as of the Effective Time and without giving effect to the Contemplated Transactions and as calculated in accordance with the Accounting Principles, including all cash and cash equivalents in its accounts plus (a) inbound deposits in transit that have not yet cleared; minus (b) bank overdrafts, any written but uncleared checks and outbound wires and drafts and other electronic payments in transit that have not yet cleared. “Closing Cash” shall exclude amounts constituting security deposits and cash that the Company is restricted from using by Contract or Applicable Law.

“Closing Cash Payment” means an amount equal to the result of the following formula: (i) the Cash Consideration, plus (ii) the sum of (A) the amount, if any, by which the Working Capital exceeds the Target Working Capital and (B) the amount, if any, by which the Closing Cash exceeds the Minimum Cash Requirement, minus (iii) the sum of (A) the amount, if any, by which the Target Working Capital exceeds the Working Capital, (B) the amount, if any, by which the Minimum Cash Requirement exceeds the Closing Cash, (C) the amount of Closing Indebtedness, (D) the amount of Closing Company Transaction Expenses and (E) $1,000,000 (which amount was previously paid by Buyer as a down payment against the Purchase Price pursuant to the certain Amendment No. 1 to the Letter of Intent, dated as of July 27, 2026, by and between Parent Guarantor and the Company).

“Closing Company Transaction Expenses” means the Company Transaction Expenses that remain unpaid as of immediately prior to the Closing.

“Closing Indebtedness” means all outstanding Indebtedness of the Company as of immediately prior to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Company Transaction Expenses” means the aggregate amount of (a) all fees and expenses incurred by the Company in connection with the negotiation, preparation, execution and performance of this Agreement and the other Transaction Documents, and the Contemplated Transactions, including all legal, financial advisory, accounting, consulting and other fees and expenses, any broker’s or finder’s fees and the fees for “tail” insurance; (b) all amounts (plus any associated withholding Taxes or any payroll or similar Taxes required to be paid by the Company with respect thereto and plus any increase in workers’ compensation premiums as a result of such payments) payable by the Company, whether immediately or in the future, under any “change of control,” retention, termination, compensation, severance or other similar arrangements by reason of the consummation of the Contemplated Transactions, including the Employee Transaction Bonuses payable pursuant to Section 2.2(c); and (c) all amounts payable to Justin Bayat at Closing pursuant to Section 5.9(c); provided, however, that in no event shall “Company Transaction Expenses” be duplicative of any amount included in Closing Indebtedness.

“Competing Business” means any Person that is engaged in the business of digital marketing or generating customer leads, traffic, referrals, or sales for third parties through online promotional or advertising activities in exchange for commissions, referral fees, fixed fees, subscription fees, any other fees and/or revenue sharing, including any revenue generated from digital marketing, affiliate marketing or related services.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement and the other Transaction Documents.

“Contract” means any legally binding written or oral agreement, contract, Lease, obligation, or other legally enforceable commitment, promise or undertaking.

“Disclosure Schedule” means that certain document identified as the Disclosure Schedule and containing the Schedules referenced in ARTICLE 3, dated as of the date hereof, delivered by Seller to Buyer in connection with this Agreement.

“Employee Transaction Bonuses” means the bonuses contemplated by the following Contracts: (a) Employment Offer by Advertise Purple, dated January 1, 2019, by and between the Company and Kelson Boyer, as amended by Addendum to Employment Offer by Advertise Purple, dated January 1, 2019, and Contract Addendum, dated April 16, 2019 (“Boyer Employment Agreement”); (b) Employment Offer by Advertise Purple (Chief Growth Officer), dated October 1, 2025, by and between the Company and Rowland Hazard; and Addendum to Employment Offer by Advertise Purple, dated August 18, 2021 (“Hazard Employment Agreement”); (c) Employment Offer by Advertise Purple, dated May 1, 2023, by and between the Company and Jonathan Moisan, as amended by Addendum to Employment Offer by Advertise Purple dated May 1, 2023 (“Moisan Employment Agreement”); (d) Employment Offer by Advertise Purple, dated January 28, 2019, by and between the Company and Timothy Porritt, as amended by Addendum to Employment Offer by Advertise Purple, dated June 10, 2024 (“Porritt Employment Agreement”); and (e) Tim McLoughlin Employment Agreement, dated October 11, 2018, by and between the Company and Tim McLoughlin, as amended by Contract Addendum, dated October 11, 2018 (“McLoughlin Employment Agreement”).

“Employee Benefit Plan” means each plan, program, policy, Contract or other arrangement providing for compensation, deferred compensation, retirement, profit sharing, savings, pension, bonus, incentive, severance, termination pay, performance awards, stock or stock related awards, phantom equity, health insurance, life insurance, disability, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and each “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, that is sponsored, maintained or contributed to by the Company or ERISA Affiliate thereof or to which the Company or ERISA Affiliate thereof has any Liability, including any Liability arising from a relationship with an ERISA Affiliate.

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“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” shall mean any Applicable Law relating to: (a) pollution, protection or cleanup of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata); (b) Hazardous Materials; or (c) occupational safety or health.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is treated as a single employer with the Company under Section 4001(b) of ERISA or Code Sections 414(b), (c), (m) or (o).

“Fraud” means, with respect to any Party, such Party’s fraud as defined under Delaware common law, with respect to the making of the express representations and warranties in ARTICLE 3 or ARTICLE 4.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization, certificate of formation, limited liability company agreement and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, tribunal, administrative agency or instrumentality, or any regulatory, administrative or other department, agency, or any political subdivision, department, branch, official of any of the foregoing.

“Hazardous Material” shall mean any toxic or hazardous substance or waste, pollutant, or contaminant regulated under or defined by Environmental Laws.

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“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including the unpaid principal amount, accrued interest, premiums, penalties, breakage costs, expenses and other fees, including such amounts that would become due as a result of prepayment or the consummation of the Contemplated Transactions) or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by (or which customarily would be evidenced by) bonds, debentures, notes or similar instruments, (c) the aggregate face amount of all outstanding letters of credit or similar instruments issued on behalf of such Person (only to the extent drawn), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property other than accounts payable incurred and paid on terms customary in the business of such Person (it being understood that the “deferred purchase price” in connection with any purchase of property or assets shall include only that portion of the purchase price which is deferred beyond the date on which the purchase is actually consummated), including contingent amounts owing with respect to the acquisition of businesses or assets (e.g., earn-out payments), (f) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all obligations of such Person under forward sales, futures, options, foreign currency exchange and other similar hedging arrangements (including interest rate hedging or protection agreements), (h) all equipment financing and capital lease obligations of such Person under leases that have been or should be categorized as financing leases in accordance with GAAP, (i) all accounts or trade payables more than ninety (90) days past due, (j) any Liability in respect of accrued but unpaid bonuses and any employment Taxes payable by such Person with respect thereto, (k) all unpaid non-operating expenses owed to any equity holder, director, officer or other Affiliate of such Person, (l) all obligations of such Person for unpaid Taxes, in each case, which (I) shall not be an amount less than zero in any jurisdiction or for any taxable year and with respect to any type of Tax, (II) shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax, (III) shall be computed taking into account the Transaction Tax Deductions in the Pre-Closing Tax Period and (IV) shall include Taxes with respect to amounts required to be included in income in a taxable period (or portion thereof) beginning after the Closing Date as a result of any prepaid amounts received or deferred revenue accrued prior to the Effective Time, and (m) all guaranties, endorsements and other contingent obligations of such Person to assure a creditor against loss with respect to any obligation (whether of such Person or another Person) mentioned in the foregoing clauses (a) through (l).

“Intellectual Property” means any and all of the following: (a) Patents, (b) Copyrights and other rights in copyrightable works, (c) Trade Secrets, (d) rights in Software, (e) Marks, and (f) all improvements to any of the foregoing.

“Intellectual Property Assets” means all worldwide intellectual property owned, used, held for use, or licensed (as licensor or licensee) by the Company that are necessary to or used in the operation of the Company or the conduct of the Business as presently operated or conducted, including (a) all patents, patent applications, invention disclosures and inventions and discoveries, whether or not patentable and whether or not reduced to practice, improvements thereto, and other rights of invention (“Patents”); (b) brand marks, brand names, registered and unregistered trademarks, service marks, trade names, trade dress, logos, product names and slogans, including any common law rights, registrations and applications for the foregoing (“Marks”); (c) copyrightable works, website content, all registered and unregistered copyrights in both published works and unpublished works, other rights of authorship and exploitation, and any applications, registrations and renewals in connection therewith (“Copyrights”); (d) all rights in mask works; all know-how, trade secrets, confidential or proprietary information, customer lists, financial information, business information, technical information, data, process technology, plans, drawings and blue prints (“Trade Secrets”); (e) all Software; (f) all rights in internet web sites and internet domain names presently used by the Company; and (g) rights to exclude others from appropriating any of such Intellectual Property Assets, including the right to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein, and any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

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“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means, (a) when used with respect to the Company, the actual knowledge, after reasonable due inquiry of their direct reports, of Jonathan Moisan or Rowland Hazard, and (b) when used with respect to Buyer, the actual knowledge, after reasonable due inquiry of his direct reports, of Claude Zdanow.

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent or accrued or unaccrued.

“Listing Threshold” means $50,000.

“Losses” means losses, Liabilities, claims, damages, costs, fees and expenses (including costs of investigation and defense and reasonable attorneys’ fees and expenses).

“Minimum Cash Requirement” means $250,000.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means, with respect to an action taken by a Person, that such action (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Permit” means any Consent, license, registration or permit issued, granted or given by any Governmental Authority.

“Permitted Encumbrance” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent or are being contested in good faith, (b) Encumbrances for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith and for which adequate reserves are being maintained, (c) Encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the Company’s present uses or occupancy of such real property, (d) Encumbrances granted to any lender at the Closing in connection with any financing by Buyer of the Contemplated Transactions, (e) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property, (f) restrictions on the transfer of securities arising under federal and state securities laws, and (g) any right, interest, Encumbrance or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any non-exclusive license or lease agreement in the Ordinary Course of Business.

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“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means any of the following: (a) any and all Taxes for any Pre-Closing Tax Period of or relating to the Company (including, for the avoidance of doubt, all Taxes that relate to the portion of a Straddle Period ending on the Closing Date); (b) any Taxes of or with respect to any Seller Party; (c) any and all Taxes of any member of an affiliated group of which the Company is or was a member, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar provision of state, local or non-U.S. applicable Tax Law, (d) any and all Taxes of any Person imposed on the Company as a transferee or successor, by Contract or otherwise, which Taxes relate to an event or transaction occurring prior to the Closing; (e) all Taxes of the Company required to be included in taxable income after the Closing Date as a result of prepaid amounts received or deferred revenue accrued prior to the Effective Time; (f) Transfer Taxes that are the responsibility of Seller under Section 5.1(e); (g) costs and expenses associated with a Pre-Closing Tax Contest (other than a Straddle Period Tax Contest) relating to any Tax Return of the Company controlled by Buyer; and (h) employment, payroll or withholding Taxes with respect to any payments under or contemplated by this Agreement; in each case, other than, for the purpose of avoiding “double counting” of Losses, the amount of Taxes taken into account in the calculation of the Purchase Price as finally determined under Article 1.

“Reference Date” means the date that is three (3) years prior to the date hereof.

“Related Person” means (a) Seller or any Seller Owner or Affiliate of any of the foregoing; (b) Kyle Mitnick or any relative (by blood, marriage or otherwise) or domestic partner of Kyle Mitnick; or (c) any entity in which any of the Persons identified in clause (a) or clause (b) controls or holds five percent (5%) or more of the outstanding equity interests (other than the Company).

“Representative” means, with respect to a particular Person, such Person’s Affiliates and any director, officer, partner, manager, employee, agent, consultant, advisor, accountant, financial advisor, financing source, investment banker, legal counsel or other representative of such Person or such Person’s Affiliates.

“SALT Election” means any election under applicable U.S. state or local income Tax Law made by or with respect to Company pursuant to which Company will incur or otherwise be liable for any U.S. state or local income Tax liability under applicable U.S. state or local income Tax Law that would have been borne (in whole or in part) by the direct or indirect equity owners of Company had no such election been made (e.g., any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).

“Software” means all computer databases and computer software (excluding any commercially available, off-the-shelf software licensed to the Company under standard end-user license agreements), including firmware, programs, modules, source code, object code, executable or binary code, screens, user interfaces, libraries, drivers, and any schematics, specifications or other work product used to design, plan, organize or develop any of the foregoing, and all files, data, materials, manuals, design notes and other documentation related thereto.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

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“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Working Capital” means $1,050,000.

“Tax” means all income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information (including any amended return or amendment, modification or supplement to any of the foregoing) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

“Tax Sharing Agreement” means all existing agreements or arrangements (whether or not written) binding the Company that provide for the allocation, apportionment, sharing, indemnification or assignment among them of any Liability or benefit for Taxes, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Liability for Taxes; provided, however, that a Tax Sharing Agreement does not include (a) any such agreement or arrangement entered into in the ordinary course of business the primary purpose of which is not Taxes, or (b) this Agreement.

“Third Party” means a Person that is not a party, or an Affiliate of a party, to this Agreement.

“Third Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving an Action.

“Transaction Documents” means this Agreement, the Seller Unsecured Note and all other agreements and instruments executed and delivered by any Party in connection herewith.

“Transaction Tax Deductions” means any item of loss, deduction or credit available for U.S. federal (or applicable state and local) income tax purposes with respect to: (i) the payment of Company Transaction Expenses; (ii) the repayment of Indebtedness of the Company in connection with the Closing; and (iii) any other payments or expenses incurred by the Company in connection with the transactions contemplated under this Agreement to the extent economically borne by the Seller Parties, in each case of clauses (i) through (iii), to the extent that there is at least “more likely than not” support under Applicable Law for the Company (or Seller, as applicable) to deduct or claim such item in a Pre-Closing Tax Period.

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“Working Capital” means, calculated as of the Effective Time, (a) current assets of the Company, minus (b) current liabilities of the Company, in each case as determined in accordance with the Accounting Principles; provided, that the calculation of Working Capital shall exclude all Closing Indebtedness, all Company Transaction Expenses, all Tax assets and liabilities, and all Closing Cash (or components thereof). Working Capital shall not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the Contemplated Transactions.

8.2 Construction.

(a) Each Party acknowledges that it has consulted with, or has been afforded the opportunity to consult with, counsel of its own choosing in connection with the drafting, negotiation and execution of this Agreement and that it enters into this Agreement of its own free will and as its independent act. The language used in this Agreement has been chosen by the Parties to express their mutual intent, and no rule of construction shall be applied against or in favor of any Party, no Party shall be deemed the drafter of this Agreement, and the Parties waive any statute, principle or rule of law to the contrary.

(b) When this Agreement states that the Company or a Seller Party has “made available,” “delivered” or “provided” (or terms of similar import) a particular document or other item, it shall mean that the Company or such Seller Party has made such document or item available for viewing in the electronic dataroom called “Data Room – Advertise Purple” hosted by Google Drive (the “Dataroom”) at least one (1) day prior to the date hereof and not removed on or prior to the date hereof.

(c) In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa and reference to any gender includes each other gender;

(ii) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(iii) the headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation;

(iv) all references to “Articles,” “Sections” and “Exhibits” refer to the corresponding Articles, Sections and Exhibits of this Agreement, unless otherwise stated;

(v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vi) reference to any agreement, document or instrument (including any Transaction Document) means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

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(vii) references to documents, instruments or agreements (including this Agreement) shall be deemed to refer as well to all addenda, exhibits, schedules, restatement, supplements or amendments thereto;

(viii) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(ix) references to “day” or “days” mean calendar days;

(x) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding the word “including”;

(xi) where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner;

(xii) “or” is used in the inclusive sense of “and/or”;

(xiii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(xiv) the measure of a period of one (1) month or year for purposes of this Agreement shall be the date of the following month or year corresponding to the starting date, provided, that if no corresponding date exists, then the end date of such period being measured shall be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1);

(xv) references to amounts of money expressed in dollars are references to United States dollars;

(xvi) references to “as of the Closing” and words of similar effect mean as of the Effective Time;

(xvii) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(xviii) any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of days excluding the day on which the counting is initiated and including the final day of the period; and

(xix) any action required hereunder to be taken within a certain number of Business Days shall, except as may otherwise be expressly provided herein, be taken within that number of Business Days excluding the Business Day on which the counting is initiated and including the final Business Day of the period.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date first written above.

BUYER:	ONAR, LLC

By:
Name:
Title:

[Signature Page to Securities Purchase Agreement]

COMPANY:	ADVERTISE PURPLE LLC, a California limited liability company and successor-by-conversion to Advertise Purple, a California corporation

By:
Name:
Title:

[Signature Page to Securities Purchase Agreement]

SELLER:	ADVERTISE PURPLE HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Securities Purchase Agreement]

SELLER OWNER:	MITNICK FAMILY TRUST, DATED APRIL 26, 2017

By:
	Name:	Kyle Mitnick
	Title:	Co-Trustee

By:
	Name:	Jennifer Mitnick
	Title:	Co-Trustee

[Signature Page to Securities Purchase Agreement]

SELLER OWNER:	MITNICK FAMILY IRREVOCABLE 2020 TRUST By: Capital Bank & Trust Company, Trustee

By:
	Name:	Denise Butler
	Title:	Authorized Signatory

[Signature Page to Securities Purchase Agreement]

SOLELY FOR PURPOSES OF SECTION 5.4, SECTION 5.5, SECTION 5.8, SECTION 6.9 AND ARTICLE 7:

KYLE MITNICK:	Kyle Mitnick

[Signature Page to Securities Purchase Agreement]

SOLELY FOR PURPOSES OF SECTION 5.7 AND ARTICLE 7: PARENT GUARANTOR:	ONAR HOLDING CORPORATION

By:
Name:
Title:

[Signature Page to Securities Purchase Agreement]

SCHEDULE 1

SELLER OWNERS

Name of Seller Owner	Ownership Percentage
Mitnick Family Trust, dated April 26, 2017	93.33%
Mitnick Family Irrevocable 2020 Trust	6.67%
Total	100%

SCHEDULE 2

ALLOCATION METHODOLOGY

The Purchase Price (plus any other amounts treated as consideration for the Company Securities for applicable income Tax purposes), as finally determined pursuant to the Agreement (the “Allocable Consideration”), shall be allocated among the assets of the Company as set forth below. Such allocation shall be prepared in accordance with, and the class references used below shall conform to, Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The listing of a class of assets in the table below does not necessarily mean that such class of assets is applicable to the transaction.

Asset Class[1]	Allocation of Allocable Consideration
Class I (e.g., cash, demand deposits, etc.)

An amount equal to the sum of: (i) the amount of any Class I assets included in Closing Cash, as finally determined; (ii) the amount of any Class I assets included in the Working Capital, as finally determined; and (iii) the fair market value of any other Class I assets as of the Closing Date.

Class II (e.g., marketable stock, government securities, etc.)

An amount equal to the sum of: (i) the amount of any Class II assets included in the Working Capital, as finally determined; and (ii) the fair market value of any other Class II assets as of the Closing Date.

Class III (e.g., accounts receivables, mortgages, etc.)

An amount equal to the sum of: (i) the amount of any Class III assets included in the Working Capital, as finally determined; and (ii) the fair market value of any other Class III assets as of the Closing Date.

Class IV (e.g., inventory, etc.)

An amount equal to the sum of: (i) the amount of any Class IV assets included in the Working Capital, as finally determined; and (ii) the fair market value of any Class IV assets as of the Closing Date.

Class V (e.g., assets other than Class I, II, III, IV, VI, or VII assets)	An amount equal to the fair market value of any Class V assets as of the Closing Date.
Class VI - Restrictive Covenants [2]	An amount not to exceed $10,000.
Class VI - Other (e.g., Section 197 intangibles, other than the restrictive covenants, goodwill and going concern value)	An amount equal to the fair market value of any Class VI assets as of the Closing Date.
Class VII (goodwill and going concern value)	The remainder of the Allocable Consideration.

______________________________

1 The specific assets to be included in each designated “class” will be determined in accordance with Treasury Regulations Section 1.338-6(b).

2 With respect to any allocation of Allocable Consideration to the restrictive covenants included in the Transaction Documents, each Party agrees that (i) such allocation is for Tax purposes only and shall not affect the enforceability of such covenants, which the Parties intend to be enforceable in accordance with the terms thereof, and (ii) such allocation shall not be an indication of the damages to which the Buyer Indemnitees would be entitled in the event of a breach of any of such restrictive covenants.

EXHIBIT A

SELLER UNSECURED NOTE

[See attached.]

PROMISSORY NOTE

$7,000,000.00

Issue Date: August __, 2026

FOR VALUE RECEIVED, ONAR, LLC, a Delaware limited liability company (“Maker”), promises to pay to the order of Advertise Purple Holdings Inc., a California corporation (“Holder”), the sum of Seven Million and 00/100 Dollars ($7,000,000.00), or so much thereof as may from time to time be outstanding, together with interest thereon at a simple interest rate per annum equal to 8.0%, all payable in lawful money of the United States of America and all other sums due under the terms of this Promissory Note. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. This Promissory Note is issued pursuant to the terms of the Securities Purchase Agreement, dated as of the date hereof, by and between Maker, Holder and the other parties thereto (the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

If any payment of principal or interest due under this Promissory Note is not paid by Maker within ten (10) days after its due date, then a default shall exist hereunder. Upon the occurrence and during the continuance of a default, a late interest charge shall accrue at a rate of 4.0% per annum on such past due amount in addition to the interest rate in effect absent such default. Any such late interest charge shall constitute additional indebtedness evidenced by this Promissory Note.

All unpaid principal shall be due and payable in full on the thirty-six (36) month anniversary of the Issue Date (the “Maturity Date”). The interest payable hereunder shall be due and payable on a quarterly basis beginning on October 1, 2026 and shall continue to be paid on the 1st Business Day of each calendar quarter thereafter until the Maturity Date when all outstanding principal and all accrued but unpaid interest under this Promissory Note shall be due and payable in full. The interest rate shall not exceed the highest lawful rate of interest permitted in the State of Delaware, and if, inadvertently, there is such excess sum, it shall be applied to reduce the principal due hereunder. This Promissory Note may be prepaid in whole or in part at any time at the sole option of Maker, without premium or penalty, and any prepayment shall apply first to accrued interest and then to principal.

The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) Maker shall fail or neglect to perform, keep or observe any provision of this Promissory Note and the same shall remain unremedied for a period of ninety-five (95) days after notice is given to Maker by Holder.

(b) Maker files a bankruptcy petition, a bankruptcy petition is filed against Maker which remains undismissed or unstayed for forty-five (45) consecutive days, or Maker makes a general assignment for the benefit of creditors.

(c) Any default occurs under the Senior Debt that causes the Senior Debt to become due and payable prior to the stated maturity thereunder.

Upon the occurrence of any Event of Default, Holder may (i) declare all indebtedness evidenced by this Promissory Note to be immediately due and payable, whereupon all such indebtedness shall become due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Maker, and (ii) exercise all rights and remedies available under this Promissory Note and applicable law.

This Promissory Note is an unsecured obligation of Maker. This Promissory Note and all payments hereunder are subordinated in right of payment to the prior payment in full of all Senior Debt. Subject to the foregoing subordination, this Promissory Note ranks pari passu in right of payment with all present and future unsubordinated unsecured indebtedness of Maker, including trade payables. Until all Senior Debt has been indefeasibly paid in full, no payment or distribution of any kind or character shall be made by or on behalf of Maker on account of this Promissory Note if (i) a default has occurred and is continuing in the payment of principal or interest with respect to any Senior Debt, or (ii) any other event of default under any agreement evidencing Senior Debt has occurred and is continuing and the holder(s) of such Senior Debt have delivered to Maker written notice of a payment blockage (with a copy of such written notice being delivered by Maker to Holder). If Holder receives any payment on this Promissory Note in violation of this paragraph, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holder(s) of the Senior Debt for application to the payment of the Senior Debt in accordance with its terms. No liens or security interests secure the obligations under this Promissory Note. “Senior Debt” means, collectively, all present and future indebtedness for borrowed money of ONAR Holding Corporation, a Nevada corporation, and/or its subsidiaries (including Maker), including principal, premium, interest, fees, costs and expenses, whether secured or unsecured (including under any credit facility, term loan or revolver), to any bank, commercial finance lender or other financial institution or lender that (i) is not an Affiliate (as defined below) of Maker or ONAR Holding Corporation and (ii) has extended such indebtedness on an arm’s length basis, together with all renewals, extensions, refundings, refinancings, restructurings and replacements thereof. For purposes of this Promissory Note, “Affiliate” means any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with Maker or ONAR Holding Corporation, and includes without limitation any officer, director, manager, member, controlling shareholder, or employee of Maker or ONAR Holding Corporation, or any entity controlled by any of the foregoing.

Maker hereby waives presentment for payment, protest, notice, notice of protest and notice of dishonor and agrees to remain and continue bound for the payment of all sums due under this Promissory Note notwithstanding any renewals or extensions of the time for payment of sums due hereunder, and waives all and every kind of notice of such extensions or changes and agrees that the same may be made without their joinder.

This Promissory Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, amendment, modification or discharge is sought. This Promissory Note shall not be assignable by Maker. Any attempted assignment by Maker shall be void. This Promissory Note shall be interpreted and construed in accordance with the laws of the State of Delaware, without regard to principles of choice of law. Delivery of an executed electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law by facsimile or by e-mail in “portable document format” shall be effective as delivery of an original executed signature.

This Promissory Note shall be subject to Sections 5.7, 5.9 and 6.9 of the Purchase Agreement. Sections 7.2, 7.10, 7.11, 7.14 of the Purchase Agreement are incorporated herein by reference, mutatis mutandis.

[Signature Page Follows]

MAKER:	ONAR, LLC

By:
	Name:	Claude Zdanow
	Title:	Manager

HOLDER:	ADVERTISE PURPLE HOLDINGS INC.

By:
Name:
Title: